    As filed with the Securities and Exchange Commission ______________, l999
                                                 Registration No.:  33-________

                               -------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                       PENNSYLVANIA COMMERCE BANCORP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                  Pennsylvania
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6022
                ------------------------------------------------
                (Primary Standard Industrial Classification No.)

                                   25-1834776
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

         100 Senate Avenue, Camp Hill, Pennsylvania 17001 (717) 975-5630
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                                 JAMES T. GIBSON
                                President and CEO
                       PENNSYLVANIA COMMERCE BANCORP, INC.
                                100 Senate Avenue
                  Camp Hill, Pennsylvania 17001 (717) 975-5630
            ---------------------------------------------------------
            (Name, address and telephone number of Agent for Service)

                                   Copies to:
                             JAMES A. ULSH, ESQUIRE
                             METTE, EVANS & WOODSIDE
                             3401 North Front Street
                                  P.O. Box 5950
                       Harrisburg, Pennsylvania 17110-0950

      Approximate date of commencement of proposed sale of the securities to public: As soon practicable after the effective date of this Registration Statement, and upon consummation of the merger of Commerce Bank/Harrisburg, N.A. with and into Commerce Bank/Harrisburg Interim National Bank, a subsidiary of the Registrant, as described in the enclosed Proxy Statement/Prospectus.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

======================================================================================
                                                         Proposed
                                      Proposed           maximum
Title of each                         maximum            aggregate
class of securities    Amount to be   offering           offering        Amount of
to be registered        registered    price per unit 1   price 1      registration fee
--------------------------------------------------------------------------------------
Common Stock            1,797,839        $ 28.63       $ 51,472,131     $ 15,598
Par value
$1.00 per share

Preferred Stock
Par value
$10.00 per share           40,000        $ 25.94       $  1,037,600     $    314
======================================================================================

1 Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f) on the basis of (i) the average of the bid and ask prices for common stock of Commerce Bank/Harrisburg, N.A. on the NASDAQ Small Cap May 11, 1999 of $ 28.63 and (ii) the book value of the preferred stock of Commerce Bank/Harrisburg, N.A. (which is not publicly traded) on May 11, 1999 of $ 25.94, and the estimated maximum of 1,797,839 shares of common stock (including shares currently subject to exercisable stock options) and 40,000 shares of preferred stock to be converted in the merger described herein into common stock and preferred stock of the Registrant.

                                  May 14, 1999

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.   20549

      Re:   S-4 Registration Statement -
            ---------------------------------
            Formation of Bank Holding Company

To Whom It May Concern:

      This filing relates to the S-4 Registration Statement being filed by Pennsylvania Commerce Bancorp, Inc. (the "Holding Company"). The Registration Statement is being filed as part of the formation of the Holding Company, which is being organized for the purpose of issuing common stock (and preferred stock as appropriate) to acquire all of the common stock (and preferred stock as appropriate) of Commerce Bank/Harrisburg, N.A., an existing national bank.

      Please be advised that all of the following conditions have been met:

      o There are no anticipated changes in the shareholders' relative equity ownership interests in the underlying bank assets, except for redemption of no more than a nominal number of shares of unaffiliated persons who descent;

      o In the aggregate, only nominal borrowings are to be incurred for the purposes of organizing the Holding Company, to pay nonaffiliated persons who descent, or to meet minimum capital requirements;

      o There are no new classes of stock authorized other than those corresponding to the stock of the bank immediately prior to the reorganization;

      o There are no plans or arrangements to issue any additional shares to acquire any business other than the bank; and

      o There has been no material adverse change in the financial condition of the bank since the latest fiscal year end included in the annual report to shareholders.

      Since these conditions have been met, it is our opinion that the financial statements and the information typically required by Securities Act Industry Guide 3 do not need to be filed or included with the S-4 Registration Statement.

                              Sincerely yours,

                              Bradley A.  Walker
                              Attorney for Pennsylvania Commerce Bancorp, Inc. and Commerce Bank/Harrisburg, N.A.

                         COMMERCE BANK/HARRISBURG, N.A.
                          Erford Road and Senate Avenue
                          Camp Hill, Pennsylvania 17011

To Our Shareholders:

      Following are the Notice and Proxy Statement for the Annual Meeting of Shareholders of Commerce Bank/Harrisburg, N.A. to be held at 9:00 a.m. on June 18, 1999 at the Harrisburg Hilton and Towers, 1 North Second Street, Harrisburg, Pennsylvania 17102. At the Annual Meeting, the number of directors will be fixed at eight (8) and the Board of Directors will be elected for the coming year. You will also be asked to consider and vote upon an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the "Reorganization Plan") which will have the effect of reorganizing Commerce Bank/Harrisburg, N.A. ("Commerce") into a bank holding company. The bank holding company will be Pennsylvania Commerce Bancorp, Inc. (the "Holding Company"). The Holding Company is a newly formed Pennsylvania business corporation.

      Pursuant to the Reorganization Plan, shareholders of Commerce (other than dissenting shareholders) automatically would become shareholders of the Holding Company by virtue of the conversion of their shares of Commerce Common Stock (or Preferred Stock as the case may be), on a share-for-share basis, for Common Stock in the Holding Company (or Preferred Stock as the case may be). Your interest in Commerce will remain essentially the same, except that it will be indirect rather than direct. You will own stock in the Holding Company. Your proportional share interest in the Holding Company will be essentially the same it was in Commerce immediately prior to the Reorganization. The Holding Company will own all of the Common Stock of Commerce. The conversion of Commerce Common Stock (or Preferred Stock as the case may be) for the Common Stock of the Holding Company (or Preferred Stock as the case may be) will be tax free for federal and Pennsylvania income tax purposes.

      The Board of Directors of Commerce believes that the formation of a bank holding company is in the best interest of Commerce and its shareholders. The Board of Directors believes that a holding company structure will provide Commerce with the flexibility necessary to continue expanding, opening new branches and to pursue other future opportunities for growth. The Holding Company will be permitted to acquire and own banks and bank-related businesses.

      The Board of Directors of Commerce unanimously recommends approval of the Reorganization Plan resulting in the formation of the Holding Company. The favorable vote of the holders of two-thirds of the outstanding shares of Commerce's Common Stock is required for approval of the Reorganization Plan. Please sign and return the enclosed proxy promptly so that your shares are represented at the annual meeting.

                                                           Sincerely yours,


                                                           JAMES T. GIBSON
                                                           President

May 14, 1999

                         COMMERCE BANK/HARRISBURG, N.A.
                          Erford Road and Senate Avenue
                               Camp Hill, PA 17011

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 1999

TO OUR SHAREHOLDERS:

      Notice is hereby given that the Annual Meeting of Shareholders of Commerce Bank/Harrisburg, N.A. ("Commerce") will be held at 9:00 a.m. on June 18, 1999 at the Harrisburg Hilton and Towers, 1 North Second Street, Harrisburg, Pennsylvania 17102, for the purpose of considering and voting upon the following matters:

      (1) Fixing the Number of Directors to be Elected. Fixing at eight (8) the number of directors to be elected at the Annual Meeting of Shareholders on June 18, 1999.

      (2) Election of Directors. The election of the eight (8) persons listed in the Proxy Statement, dated May 14, 1999, accompanying this Notice. These directors will serve until the 2000 Annual Meeting.

      (3) Formation of a Holding Company. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the "Reorganization Plan") pursuant to which: (a) Pennsylvania Commerce Bancorp, Inc. (the "Holding Company"), a Pennsylvania corporation to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, would own all of the outstanding Common Stock of a newly chartered national banking institution, Commerce Bank/Harrisburg Interim National Bank (the "Interim Bank"); (b) Commerce would merge with and into the Interim Bank; and (c) all of the outstanding shares of Common Stock, par value $1.00 per share, and/or Preferred Stock, par value $10.00 per share, of Commerce (sometimes referred to collectively as "Commerce Stock") would be converted into and exchanged for Common Stock, par value $1.00 per share, and/or Preferred Stock, par value $10.00 per share, of the Holding Company (sometimes referred to collectively as "Holding Company Stock"), on a share-for-share basis. The Reorganization Plan will be accomplished in accordance with the provisions of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, both dated as of April 23, 1999, among Commerce, the Interim Bank and the Holding Company. Copies of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger are attached to this Proxy Statement as Exhibits A and B, respectively.

      (4) Other Business. Such other business as may be properly brought before the Annual Meeting or any adjournment or adjournments thereof.

      Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this Notice.

Only those holders of record of capital stock of Commerce at the close of business on April 30, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. The Stock Transfer Books of Commerce will not be closed.

                                         BY THE ORDER OF THE BOARD OF DIRECTORS,


                                         JAMES T. GIBSON
Camp Hill, Pennsylvania                  President
May 14, 1999

                          ----------------------------

      The affirmative vote of the holders of two-thirds of the shares of Commerce entitled to vote thereon will be required to approve the Reorganization Plan. Therefore, whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to sign, date and return as soon as possible the enclosed proxy in the stamped and self-addressed enclosed envelope. The proxy is revocable at any time by written notice to the Secretary of Commerce received at or before the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

                          ----------------------------

      These securities have not been approved or disapproved by the Securities and Exchange Commission ("SEC"), any state securities commission, or the Office of the Comptroller of the Currency ("OCC"). None of these regulatory agencies passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. It is illegal for anyone to tell you otherwise.

                              AVAILABLE INFORMATION

      Pennsylvania Commerce Bancorp, Inc., the "Holding Company" in the proposed reorganization, has filed its S-4 Registration Statement with the SEC. This Proxy Statement/Prospectus does not contain all of the information set forth in the registration statement. You will find additional information about the Holding Company, as well as Commerce Bank/Harrisburg, N.A. ("Commerce") in the registration statement. The registration statement, including its exhibits and schedules, is available for inspection, without charge, at the SEC's principal office at 450 Fifth Street, NW., Washington, DC 20549. Copies may also be obtained from that office at prescribed rates. The registration statement, including its exhibits and schedules, is also available on the SEC's website at www.sec.gov.

      Commerce is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). However, as a national bank, Commerce files reports, proxy statements and other information with the OCC, rather than the SEC. These materials are available for inspection and copying from the Disclosure Officer, Communications Division, Office of the Comptroller of the Currency, 250 E Street, SW., Washington, DC 20219.

      If the proposed reorganization is approved, the Holding Company will also be subject to the information requirements of the Exchange Act. The Holding Company will file future reports, proxy statements and other information with the SEC. These materials will be available for inspection, without charge, at the SEC's principal office at 450 Fifth Street, NW., Washington, DC 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may also be obtained from the SEC's Public Reference Section at Judiciary Plaza, 450 Fifth Street, NW., Washington, DC 20549, at prescribed rates. Some information about the Holding Company will also be available on the SEC's website at www.sec.gov.

      This Proxy Statement/Prospectus incorporates by reference documents relating to Commerce which are not presented in this Proxy Statement/Prospectus. These documents are available without charge, upon written or oral request directed to Deborah Miller, Shareholder Relations, Commerce Bank/Harrisburg, N.A., P.O. Box 8599, Camp Hill, PA 17001-8599. In order to insure timely delivery of the documents in advance of the Annual Meeting, any request should be made no later than June 11, 1999.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents and information are incorporated by reference into this Proxy Statement/Prospectus:

      1. Commerce's annual report on Form 10-KSB for the year December 31, 1998; and

      2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998.

      All documents filed by Commerce pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting of Commerce are incorporated by reference into this Proxy Statement/Prospectus.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

SUMMARY OF PROSPECTUS/PROXY STATEMENT.....................................    1
GENERAL INFORMATION.......................................................    4
PURPOSES OF THE MEETING...................................................    4
VOTING....................................................................    5
         Voting; Revocation of Proxies....................................    5
         Vote Required; Shares Entitled to Vote...........................    6
ELECTION OF DIRECTORS OF COMMERCE.........................................    6
DESCRIPTION OF THE PROPOSED REORGANIZATION................................    9
         General..........................................................    9
         Regulatory Approvals.............................................    10
         Reasons for the Proposed Reorganization..........................    10
         Termination and Amendment of the Plan............................    11
         Capitalization...................................................    11
         Effective Date of the Merger and Reorganization .................    12
         Conversion of Stock and Exchange of Stock Certificates ..........    12
         Federal Income Tax Consequences..................................    12
         Appraisal Rights of Dissenting Shareholders......................    13
COMPARISON OF SHAREHOLDER RIGHTS..........................................    15
         General..........................................................    15
         Shareholder Action...............................................    16
         Power of Board of Directors to Oppose Tender Offers .............    17
         Status of Stock as Legal Investment
           and for Personal Property Tax Purposes.........................    17
         Indemnification of Officers, Directors and Employees                 17
         Dissenting Shareholders' Rights..................................    18
DESCRIPTION OF THE HOLDING COMPANY........................................    18
         Business of the Holding Company..................................    18
         Management of the Holding Company................................    19
                 Description of Common Stock of the Holding Company           20
                 General..................................................    20
                 "Anti-Takeover" Provisions...............................    20
                 Supervision and Regulation of the Holding Company........    22
                 Dividends of the Holding Company.........................    23
MARKET FOR COMMON STOCK...................................................    23
DESCRIPTION OF COMMERCE...................................................    24
         Business of Commerce.............................................    24
         Description of Commerce Stock....................................    24
         Dividends of Commerce............................................    24
PRINCIPAL SHAREHOLDERS....................................................    25
         Directors Compensation...........................................    25
         1990 Stock Option Plan for Non-employee Directors                    26
         Committees of the Board of Directors.............................    26
         Audit Committee..................................................    26
         Personnel Committee..............................................    26
         Real Estate Committee............................................    27
         Executive Committee..............................................    27

                                                                            Page
                                                                            ----

         Section 16(a) Beneficial Ownership Reporting Compliance              27
         Transactions with Officers and Directors.........................    27
MANAGEMENT................................................................    28
         Executive Officers...............................................    28
         Remuneration of Executive Officers...............................    28
SUMMARY COMPENSATION TABLE................................................    28
         Employee Stock Option Plan.......................................    29
         Stock Option Grants..............................................    29
         Stock Option Exercises...........................................    30
INDEPENDENT AUDITORS......................................................    31
ADDITIONAL INFORMATION....................................................    31
OTHER BUSINESS............................................................    31
RETURN OF PROXY...........................................................    31

EXHIBITS
         AGREEMENT AND PLAN OF REORGANIZATION.............................    A
         AGREEMENT AND PLAN OF MERGER.....................................    B
         EXCERPTS FROM STATUTES CONCERNING DISSENTERS' RIGHTS.............    C
         ARTICLES OF INCORPORATION OF
              PENNSYLVANIA COMMERCE BANCORP, INC..........................    D

                         COMMERCE BANK/HARRISBURG, N.A.
                                 PROXY STATEMENT

                      SUMMARY OF PROXY STATEMENT PROVISIONS
                          REGARDING THE REORGANIZATION

      The following summary is provided for your convenience. It is not intended to be complete. It is qualified in its entirety by the more detailed information contained in the full text of this Proxy Statement and the Exhibits attached to this Proxy Statement.

Bank Soliciting Proxies             Commerce Bank/Harrisburg, N.A. ("Commerce").

Date, Time and Place                June 18, 1999, 9:00 a.m. at the Harrisburg
of Meeting                          Hilton and Towers, 1 North Second Street,
                                    Harrisburg, Pennsylvania 17102-1999.

Securities Entitled                 Commerce Common Stock of record at the close
to Vote                             of business on April 30, 1999 (the "Record
                                    Date").

Shares Outstanding on               1,559,735 shares.
the Record Date

Purposes of Meeting                 1) To fix at eight (8) the number of
                                    directors to be elected at the Annual
                                    Meeting.

                                    2) To elect directors of Commerce.

                                    3) To consider and vote upon an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the "Reorganization Plan") pursuant to which Commerce would merge into Commerce Bank/ Harrisburg Interim National Bank (the "Interim Bank"), a wholly-owned subsidiary of Pennsylvania Commerce Bancorp, Inc., a Pennsylvania business corporation (the "Holding Company"). All of the Common and Preferred Stock of Commerce (the "Commerce Stock") would be converted, on a share-for-share basis, into Common and Preferred Stock of the Holding Company (the "Holding Company Stock").

                                    4) To consider other matters that may
                                    properly come before the meeting or any
                                    adjournment thereof.

Proxies Proxies are revocable at any time prior to the time they are voted if proper notice is given to the Secretary of Commerce.

Required Vote                       Affirmative vote of not less than
                                    two-thirds of the outstanding shares of
                                    Commerce Common Stock is required to approve the Reorganization Plan.

Reasons for                         The reorganization will provide
Reorganization                      opportunities to continue expanding and
                                    opening new branches. Also, as a bank
                                    holding company, the Holding Company will have access to sources of capital not presently available to Commerce.

Differences Between                 Shareholders of Commerce will, upon
Common Stock of Bank                consummation of the Reorganization Plan,
and Common Stock of                 become shareholders of the Holding Company
Holding Company and                 and their rights will be governed by the
Changes in Rights of                Pennsylvania Business Corporation Law.
Shareholders                        Commerce is governed by the National Bank
                                    Act. The Articles of Incorporation and
                                    Bylaws of the Holding Company contain other provisions that differ from those of Commerce.

"Anti-Takeover"                     Similar to the Articles of Association and
Provisions                          Bylaws of Commerce, the Articles of
                                    Incorporation and Bylaws of the Holding
                                    Company contain several provisions that may be considered to be "anti-takeover" in nature. The provisions include an 80% voting requirement to approve mergers and similar transactions. Commerce's current Articles of
                                    Association require 66 2/3% of the
                                    outstanding common stock to approve these types of transactions.

                                    Additionally, the Pennsylvania Business
                                    Corporation Law, which will govern the
                                    corporate practices of the Holding Company, and the Holding Company's Bylaws, allow the Board to consider a variety of factors in determining what action to take with respect to a takeover offer.

                                    The overall effect of the provisions of the Articles of Incorporation, Bylaws and the Pennsylvania Business Corporation Law described above may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests. This type of offer might include a premium over the market price of the Holding Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Holding Company's current management to remain in place. There are no present plans to adopt any other "anti-takeover" provisions.

                                    A vote to approve the Reorganization Plan is a vote in favor of these "anti-takeover" provisions.

Federal Income Tax                  It is a condition of the proposed
Consequences                        Reorganization Plan that, prior to the
                                    Effective Date, Commerce will receive a
                                    favorable opinion of its counsel that, among other things, no gain or loss will be recognized by the shareholders of Commerce on the exchange of their shares of Commerce
                                    Stock for shares of Holding Company Stock.

Effective Date of                   Anticipated to be on or before June 30,
Reorganization                      1999.

Exchange of Stock                   Initially, shareholders of Commerce will not
Certificates                        be required to exchange their present stock
                                    certificates in the name of Commerce for the new stock certificates in the name of the Holding Company. However, in the future, the Board of Directors has the right to withhold dividends from shareholders who do not exchange their certificates within a reasonable period of time after the Board of Directors advises them that an exchange is in the best interest of the Holding Company.

Approvals Required as a             In addition to approval by shareholders of
Condition to the                    Commerce, consummation of the
Reorganization                      Reorganization Plan is subject to certain
                                    conditions which include, among others,
                                    notification of the Board of Governors of the Federal Reserve System (the "Federal
                                    Reserve Board") and approval by the Office of Comptroller of the Currency (the "OCC").

Termination                         The Reorganization Plan may be terminated by
                                    the mutual consent of the Board of Directors of Commerce, the Interim Bank and the Holding Company, even after approval by Commerce's shareholders. Commerce's Board of
                                    Directors may terminate the Reorganization
                                    Plan at any time before the Effective Date, if it believes the reorganization would be inadvisable for any reason.

Amendments                          The Boards of Directors of Commerce, the
                                    Interim Bank and the Holding Company may amend the Reorganization Plan by mutual consent either before or after approval of Commerce's shareholders. However, without shareholder approval, no amendments can be made to the provisions relating to the conversion of Commerce Stock into Holding
                                    Company Stock. Further, the terms and
                                    conditions of the Reorganization Plan may be waived only if, in the judgment of the Board of Directors, that waiver will not have a materially adverse effect on the benefits of the reorganization intended for the shareholders of Commerce.

Management After the                The directors and the principal officers of
Reorganization                      Commerce will be the directors and officers
                                    of the Holding Company.

Rights of Dissenting                Shareholders of Commerce who: (i) vote
Shareholders                        against the Shareholder Plan at the Annual
                                    Meeting or give notice in writing to
                                    Commerce prior to the Annual Meeting that they dissent from the Reorganization Plan;
                                    and (ii) comply with the procedures
                                    described in the section of this proxy
                                    statement labeled "DESCRIPTION OF THE
                                    PROPOSED REORGANIZATION - Appraisal Rights of Dissenting Shareholders" will be entitled to receive cash for the fair market value of their shares. Merely voting against the Reorganization Plan at the Annual Meeting will not perfect a shareholder's dissenters' rights. Shareholders are urged to review carefully the section of this Proxy
                                    Statement entitled "DESCRIPTION OF THE
                                    PROPOSED REORGANIZATION - Appraisal Rights of Dissenting Shareholders" and the excerpts from statutes concerning Dissenters' Rights attached to this Proxy Statement as Exhibit
                                    "C".

Intended Operations                 When the reorganization is completed, the
of the Holding                      Holding Company will function primarily as
Company                             the holder of all the issued and outstanding
                                    shares of common stock of the Interim Bank.
                                    The Interim Bank will change its name to Commerce Bank/Harrisburg, N.A. Although the
                                    Holding Company does not have any present acquisition plans, it may in the future acquire or form additional subsidiaries, including other banks and bank related business to the extent permitted by law.

                 COMMERCE BANK/HARRISBURG, NATIONAL ASSOCIATION

                                 PROXY STATEMENT
                                  MAY 14, 1999

                               GENERAL INFORMATION

      This Proxy Statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies by management of Commerce Bank/Harrisburg, N.A. ("Commerce"), a banking institution organized under the laws of the United States of America. The proxies are to be voted at the Annual Meeting of Shareholders of Commerce to be held on June 18, 1999 at 9:00 a.m. prevailing time, and at any and all adjournments or postponements of the meeting. This Proxy Statement and the enclosed Form of Proxy (the "Proxy") are first being sent to shareholders of Commerce on or about May 14, 1999.

      The costs of preparing, printing and mailing the Proxy and all materials used in the solicitation will be paid by Commerce. In addition to use of the mails, proxies may be solicited by officers, directors and employees of Commerce personally, by telephone or by telegraph.

      Commerce's executive offices are located at Erford Road and Senate Avenue, Camp Hill, Pennsylvania 17011, and its telephone number is (717) 975-5630. Commerce's mailing address is P. O. Box 8599, Camp Hill, Pennsylvania 17001-8599.

Date by which Shareholder Proposals must be Received to be Presented at Next Annual Meeting of Shareholders

      Proposals of shareholders of Commerce intended to be presented at the next annual meeting of shareholders must be received by December 21, 1999. Otherwise, those proposals will not be included in the proxy statement and proxy relating to that meeting.

      If the date of the next annual meeting of shareholders of Commerce is advanced or delayed by more than 30 days from May 19, 2000, shareholders will be timely informed of the change of the meeting and the date by which shareholder proposals must be received.

                             PURPOSES OF THE MEETING

      The Annual Meeting of Shareholders will be held for the purpose of:

      (1) Fixing at eight (8) the number of directors to be elected at the meeting.

      (2) Electing the eight (8) persons listed in this Proxy Statement to the Board of Directors.

      (3) Considering and voting upon a proposal to approve the formation of a bank holding company pursuant to the Agreement and Plan of Reorganization and the Agreement and Plan of Merger (the "Reorganization Plan") pursuant to which:

            (a) Pennsylvania Commerce Bancorp, Inc. (the "Holding Company"), a Pennsylvania corporation to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, would own all of the outstanding Common Stock of a newly chartered national banking institution, Commerce Bank/Harrisburg Interim National Bank (the "Interim Bank");

            (b) Commerce would merge with and into the Interim Bank, which would then change its name to Commerce Bank/Harrisburg, N.A.; and

            (c) all of the outstanding shares of Common Stock, par value $1.00 per share, and Preferred Stock, par value $10.00 per share, of Commerce (sometimes referred to collectively as "Commerce Stock") would be converted into and exchanged for Common Stock, par value $1.00 per share, and Preferred Stock, par value $10.00 per share, of the Holding Company (sometimes referred to collectively as the "Holding Company Stock"), on a share-for-share basis.

      (4) Transacting such other business as may properly be brought before the meeting or any adjournment of the meeting.

                                     VOTING

Voting; Revocation of Proxies

      Each proxy may be revoked at any time before its exercise by, among other methods, giving written notice to the Secretary of Commerce. A subsequently dated Proxy which is presented to the Secretary of Commerce will revoke a prior dated Proxy. Any shareholder of Commerce may attend the meeting and vote in person whether or not he has previously given a Proxy. Where a choice is specified in the Proxy with respect to the Reorganization Plan, the shares represented by the Proxy will be voted in accordance with that specification. If no specification is given, shares represented by proxies will be voted in favor of the Reorganization Plan.

      The enclosed Proxy confers discretionary authority to vote on any and all of the following matters that may come before the Annual Meeting of
Shareholders:

o matters which the Board of Directors does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting;

o approval of the minutes of a prior meeting of the shareholders, if that approval does not amount to ratification of the action taken at that meeting; and

o     matters incident to the conduct of the meeting.

In connection with these matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

      The Board of Directors of Commerce is not presently aware of any matters (other than procedural matters) which will be brought before the meeting which are not referred to in the Notice of Annual Meeting of Shareholders. If other business is properly brought before the meeting, the persons named in the Proxies will act or vote in accordance with their judgment.

Vote Required; Shares Entitled to Vote

      The presence in person or by proxy of the holders of a majority of the outstanding shares of Commerce's common stock will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. At the close of business on the Record Date, there were 1,559,735 shares of Commerce's common stock outstanding. In addition, there were incentive and director stock options currently exercisable to acquire 238,104 shares of Commerce's common stock.

      Each share of Commerce's common stock outstanding on the Record Date is entitled to one vote on all matters considered at the meeting, except the election of directors. Shares of stock subject to options are not entitled to vote on any matter.

      In the election of directors, each shareholder has the right to:

o vote the number of shares of common stock owned by him/her for as many persons as there are directors to be elected;

o cumulate those shares and give one candidate a number of votes equal to the number of directors multiplied by the number of his/her shares; or

o distribute those shares on the same principal among as many candidates as he/she decides.

Management reserves the right to instruct proxy holders to vote cumulatively where appropriate.

      At the close of business on the Record Date, there were 40,000 shares of Series A NonCumulative Preferred Stock ("Preferred Stock") outstanding. Holders of Preferred Stock will not be voting on matters to come before the shareholders at the Annual Meeting.

      Approval of the Reorganization Plan requires the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Commerce Common Stock.

      All other matters which are expected to come before the shareholders, including the election of directors, will require the affirmative vote of a majority of the outstanding common stock of Commerce represented at the meeting if a quorum is present.

      At the meeting, the Judges of Election will manually tabulate all votes which are cast in person or by proxy. Shareholders wishing to vote in person will be provided ballots with which to vote. Voting is an important right of shareholders. If a shareholder abstains or otherwise fails to cast a vote on any matter brought before the shareholders, the abstention or failure is not a vote and will not be counted. This is true of broker nonvotes, as well as nonvotes by other shareholders.

             ELECTION OF DIRECTORS OF COMMERCE BANK/HARRISBURG, N.A.

      The Bylaws of Commerce provide that the Board of Directors may, from time to time, fix the number of directors. The number of directors that will constitute the whole Board of Directors will be no less than 5 and no more than
25. The Bylaws provide for the election of directors for a one-year term.

      Nominations for election to the Board of Directors may be made by the Board of Directors or by any Commerce shareholder entitled to vote at the election of directors. Nominations, other than those made by or on behalf of the existing management of Commerce, must be made in writing and be delivered or mailed to the Chairman of the Board of Directors of Commerce and the Comptroller of the Currency, Washington, D.C., not less than twenty-one (21) days nor more than fifty (50) days prior to the Annual Meeting. The notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of Commerce common stock owned by the notifying shareholder. Any nomination for director not made in accordance with the above procedure will be disregarded by the chairman of the meeting, and votes cast for each such nominee will be disregarded by the Judges of Election.

      The persons named in the Proxy intend to vote for the election of the eight (8) individuals listed in the table below who will serve until the 2000 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

      In absence of instructions to the contrary, proxies will be voted in favor of the election of the management's nominees. In the event any nominee should become unavailable, the proxies will be voted for the substitute nominee nominated by management. Management has no present knowledge that any of the nominees will be unavailable to serve.

      Each nominee is currently a director of Commerce.

      The following table sets forth the name and age of each nominee for director of Commerce, as well as the nominee's business experience, including principal occupation for the past five years, the period during which he has served as a director of Commerce, and the number and percentage of outstanding shares of and exercisable stock options of Commerce beneficially owned by each nominee as of the Record Date.

                           Business Experience
                           Including Principal                         Amount and       Percentage
                               Occupation                              Nature of            of
                                 for the                 Director      Beneficial       Outstanding
Name and Age                 Past Five Years              Since        Ownership/1/     Stock Owned
------------                 ---------------              -----        ---------        -----------
Gary L. Nalbandian        Chairman of the Board            1985        157,905/2/          9.76%
  Age 56                  Commerce Bank/
                          Harrisburg, N.A.
                          Co-Owner, Commercial
                          Industrial Realty Co. (CIR)
                          Camp Hill, PA

Vernon W. Hill, II/3/     Vice Chairman of the             1985        222,866/4/         14.21%
  Age 53                  Board, Commerce Bank/
                          Harrisburg, N.A.
                          Chairman of the Board/
                          President of Commerce
                          Bancorp, Inc.
                          Cherry Hill, NJ

Douglas S. Gelder         Owner, Continental Pre-          1987         14,597/5/          0.93%
  Age 49                  Owned, Inc., Mechanicsburg,
                          PA and Partner, Luttrell
                          & Associates, Hershey, PA

Alan R. Hassman           Owner/Operator of                1985         86,762/6/          5.52%
  Age 59                  ARH, Inc.
                          Harrisburg, PA

Howell C. Mette           Attorney-at-Law,                 1985         40,600/7/          2.58%
  Age 71                  Mette, Evans & Woodside
                          Harrisburg, PA

Michael A. Serluco        Owner, Consolidated              1985         56,543/7/          3.60%
  Age 58                  Properties
                          Wormleysburg, PA

Samir J. Srouji, M.D.     Physician-Surgeon                1985         51,054/8/          3.25%
  Age 62                  Plastic Surgery, P.C.
                          Camp Hill, PA

James T. Gibson           President and Chief              1988         60,664/9/           3.76%
  Age 43                  Executive Officer
                          Commerce Bank/Harrisburg, N.A.

/1/ The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include (i) securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as the individual, (ii) other securities for which the individual has or shares voting or investment power, or (iii) securities which the individual has the right to acquire under outstanding stock options within 60 days after June 18, 1999. Beneficial ownership may be disclaimed as to certain of the securities.

/2/ Includes 28,593 shares held by Mr. Nalbandian's individually directed participant account in the CIR Profit Sharing Trust with respect to which Mr. Nalbandian has sole voting power, 8,438 shares held by Mr. Nalbandian as co-trustee of the CIR Profit Sharing Trust with respect to which he shares voting power, 5,519 shares held in trust by Mr. Nalbandian or Dorothy Nalbandian for the benefit of Mr. Nalbandian's children. Also includes 58,336 currently exercisable Incentive Stock Options.

/3/ In addition to his capacity with Commerce Bank/Harrisburg, N.A. Mr. Hill is a founder of Commerce Bank, N.A., a national bank located in Cherry Hill, New Jersey. He has served as Chairman of the Board and/or President of Commerce Bank, N.A. since 1973 and Chairman of the Board and President of Commerce Bancorp, Inc., a bank holding company which owns 100% of Commerce Bank, N.A. since 1983.

/4/ Includes 143,700 shares owned by Commerce Bancorp, Inc., of which Mr. Hill is the Chairman of the Board and President. This figure also includes 10,128 shares owned by J. V. Properties, a partnership in which Mr. Hill is one of two partners, 10,128 shares owned by S. J.

      Dining, a corporation in which Mr. Hill is one of two shareholders, 7,878 shares owned by InterArch, a corporation owned by Mr. Hill's wife, and 2,250 shares owned by Mr. Hill's wife, Shirley Hill. Also includes 8,510 currently exercisable Director Stock Options.

/5/   Includes 7,169 currently exercisable Director Stock Options.

/6/ Includes 21,689 shares owned by Mr. Hassman's wife, Gloria Hassman, and 8,514 shares held in trust by Mr. Hassman, as Trustee, for the benefit of his children. Also includes 12,663 currently exercisable Director Stock Options.

/7/   Includes 12,663 currently exercisable Director Stock Options.

/8/ Includes 6,277 shares owned by Dr. Srouji's wife, Gillian Srouji, and 9,711 shares held by Dr. Srouji's self-directed participant account in the Plastic Surgery P.C. Profit Sharing Plan. Also includes 10,279 currently exercisable Director Stock Options.

/9/   Includes 53,424 currently exercisable Incentive Stock Options.

                   DESCRIPTION OF THE PROPOSED REORGANIZATION

General

      In March, 1999, the Board of Directors of Commerce approved in principle the Reorganization Plan. Commerce has proceeded to implement the proposed Reorganization Plan. The statements contained in this Proxy Statement concerning the terms and conditions of the Reorganization Plan are subject to and qualified in their entirety by the provisions contained in the Agreement and Plan of Reorganization, dated as of April 23, 1999, attached to this Proxy Statement as Exhibit "A" and the Agreement and Plan of Merger, dated as of April 23, 1999, attached to this Proxy Statement as Exhibit "B" (referred to collectively as the "Reorganization Plan").

      Under the terms of the Reorganization Plan, Commerce will be merged into the Interim Bank. The Interim Bank is a wholly owned subsidiary of the Holding Company. All outstanding shares of Commerce Stock (except shares owned by shareholders who have exercised dissenters' rights) will be converted into shares of Holding Company Stock. Each outstanding share of Commerce Stock (except shares owned by shareholders who have exercised and perfected dissenters' rights) will be converted into one (1) share of Holding Company Stock.

      The Interim Bank is a newly chartered national banking institution organized by Commerce and the Holding Company for the purpose of the reorganization. Prior to the consummation of the proposed Reorganization Plan, the Holding Company will purchase all of the Interim Bank's outstanding capital stock for the sum of $120,000.00 which represents the initial capital plus the surplus of the Interim Bank required by the OCC. Immediately prior to the consummation of the Plan, the Holding Company will borrow $120,000.00 from an unaffiliated bank to finance its purchase of the capital stock of the Interim Bank. It is expected that the loan will be repaid from the proceeds of a special dividend to be paid by the Interim Bank to the Holding Company immediately after the consummation of the reorganization. The special dividend will also cover the expenses of the Holding Company in connection with the reorganization. The Interim Bank will not conduct any banking or other business operations prior to the merger with Commerce.

      The Holding Company is a recently formed Pennsylvania business corporation organized for the purpose of becoming a bank holding company.

      On the Effective Date of the Reorganization Plan, the shareholders of Commerce will own all of the outstanding shares of Holding Company Stock. The corporate existence of Commerce and the Interim Bank will be merged into and continued in the Interim Bank. All assets and liabilities of Commerce and the Interim Bank will become assets of the Interim Bank. The Interim Bank will conduct the banking and other business now carried on by Commerce, substantially unchanged under the same management. The name of the Interim Bank will be changed to "Commerce Bank/Harrisburg, N.A." The Interim Bank will become a wholly owned subsidiary of the Holding Company.

      The Reorganization Plan must be approved by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Commerce's Common Stock.

Regulatory Approvals

      The Reorganization Plan is also subject to obtaining consents and approvals from the appropriate governmental authorities. The OCC and the Federal Reserve Board must approve the Reorganization Plan. Commerce and the Interim Bank have filed application with the OCC seeking approval of the merger of Commerce into the Interim Bank. In addition, under the Bank Holding Company Act of 1956, Commerce and the Holding Company are required to file a notice with the Federal Reserve Board containing certain information regarding the formation of the Holding Company. The notice has been filed with the Federal Reserve. The United States Department of Justice has a thirty-day period following the approval of the OCC to review the proposed merger to determine whether it should be opposed on antitrust grounds. The reorganization may not be consummated until after this thirty (30) day period has passed.

      If and when the OCC does grant its approval: (i) it will only reflect the OCC's view that the transaction does not contravene applicable competitive standards imposed by law, and that the transaction is consistent with regulatory policies relating to safety and soundness; (ii) it will not be an opinion by the OCC that the proposed transaction is favorable to the shareholders from a financial point of view or that the OCC has considered the adequacy of the terms of the transaction; and (iii) IT WILL NOT BE AN ENDORSEMENT OR RECOMMENDATION BY THE OCC OF THE MERGER.

Reasons for the Proposed Reorganization

      The Board of Directors of Commerce has determined that the Reorganization Plan is in the best interest of the shareholders. The Board of Directors recommends that the shareholders vote for the Reorganization Plan.

      The reorganization will provide opportunities for the acquisition and ownership of banks and bank-related businesses. The reorganization will also provide access to sources of capital not presently available to Commerce as a bank. Bank holding companies are not generally restricted by regulation or law in the amount of debt obligations, including long-term debt, which they can incur to expand the bank's capital base. However, the ability of the Holding Company to service any debt it may incur in the future is directly dependent upon the dividends declared by Commerce and other subsidiaries of the Holding Company (if any). Dividends declared by Commerce in turn depend upon the future earnings of Commerce. The servicing of any debt incurred by the Holding Company has priority over the payment of any dividends to the shareholders of the Holding Company. The Holding Company has no present plans to incur any indebtedness.

      The Holding Company is authorized to issue 10,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $10.00 per share. If the Reorganization Plan is approved (and no shareholders exercise dissenters' rights), 1,559,735 shares of the Holding Company's Common Stock will be issued in connection with the reorganization. This will leave approximately 8,440,265 shares of authorized but unissued shares of Common Stock which would be available for issuance from time to time by action of the Board of Directors. These authorized but unissued shares could be issued to raise additional capital for acquisitions or for other corporate purposes without further action by the shareholders of the Holding Company unless otherwise required by law. There are no present commitments, arrangements or understandings with respect to acquiring other banks.

Termination and Amendment of the Plan

      Commerce, the Interim Bank and the Holding Company, by mutual consent of their respective Boards of Directors, and to the extent otherwise permitted by law, may terminate the Reorganization Plan even after the Reorganization Plan is approved by Commerce's shareholders. The Board of Directors of Commerce may also terminate the Reorganization Plan at any time before it is consummated if the Board believes that the reorganization would be inadvisable for any reason. If terminated, the Reorganization Plan becomes null and void. There would be no liability on the part of either Commerce, the Interim Bank or the Holding Company (or their respective directors, officers or shareholders) by reason of the Reorganization Plan or its termination.

      The Reorganization Plan may be amended at any time by the Boards of Directors of Commerce, the Interim Bank and the Holding Company before or after shareholders' approval. After shareholders' approval, no change may be made in the provisions of the Reorganization Plan which govern the rights of Commerce's shareholders to receive Holding Company Stock. Further, the terms of the Reorganization Plan may be waived only if, in the judgment of the Board of Directors, the waiver will not have a materially adverse effect on the benefits intended for the shareholders of Commerce.

      The rights of the parties to the Reorganization Plan to terminate or amend are set forth in detail under Section 9 of the "Agreement and Plan of Reorganization" (Exhibit "A") and Section 3.2 of the "Agreement and Plan of Merger" (Exhibit "B").

Capitalization

         The capitalization of Commerce as of December 31, 1998 was as follows:

         Common Stock, par value $1.00 per share
         2,000,000 shares authorized, 1,557,375
         issued and outstanding ...............................................   $ 1,557,000
         Preferred Stock (Series A noncumulative), par value $10.00 per share
         200,000 shares authorized, 40,000
         issued and outstanding ...............................................       400,000
         Capital Surplus ......................................................    16,728,000
         Retained Earnings ....................................................     1,546,000
         Accumulated other comprehensive income ...............................       214,000
                                                                                  -----------
                  Total Shareholders' Equity ..................................   $20,445,000
                                                                                  -----------

      After giving effect to the proposed Reorganization Plan, the pro forma consolidated capitalization of the Holding Company as of December 31,1998 would have been:

         Common Stock, par value $1.00 per share
         2,000,000 shares authorized, 1,557,375
         issued and outstanding .............................................   $ 1,557,000
         Preferred Stock (Series A noncumulative), par value $10.00 per share
         200,000 shares authorized, 40,000
         issued and outstanding .............................................       400,000
         Capital Surplus ....................................................    16,728,000
         Retained Earnings ..................................................     1,546,000
         Accumulated other comprehensive income .............................       214,000
                                                                                -----------
                  Total Shareholders' Equity ................................   $20,445,000
                                                                                -----------

Effective Date of the Merger and Reorganization

      The Agreement and Plan of Merger (Exhibit "B") provides that the merger of Commerce and the Interim Bank and the Reorganization Plan will become effective on the date specified in the certificate to be issued by the OCC approving the merger. The exact date of the Effective Date will depend upon when the conditions set forth in the Agreement and Plan of Reorganization and the Agreement and Plan of Merger have been fulfilled. Management projects that the merger and the reorganization will be effective on or before June 30, 1999.

Conversion of Stock and Exchange of Stock Certificates

      When the Reorganization Plan is consummated, shareholders of Commerce who do not perfect dissenters' rights by reason of the merger of Commerce and the Interim Bank will become shareholders of the Holding Company. Shareholders then will own the same number of shares of the Holding Company's $1.00 par value Common Stock (or $10.00 par value Preferred Stock, as the case may be) as they previously owned of Commerce's $1.00 par value Common Stock (or $10.00 par value Preferred Stock, as the case may be).

      The shareholders of the Holding Company will not initially be required to exchange their present stock certificates (bearing the name "Commerce Bank/Harrisburg, N.A.") for new stock certificates (bearing the name "Pennsylvania Commerce Bancorp, Inc."). The outstanding stock certificates that represent shares of Commerce Stock will be deemed automatically to represent an equal number of shares of the Holding Company Stock. However, the exchange of the existing stock certificates for new stock certificates may be in the best interest of the Holding Company at sometime in the future. The Board of Directors has reserved the right to withhold dividends (without interest accruing) from those shareholders who do not exchange their present stock certificates for new stock certificates within a reasonable period of time after having been advised by the Board of Directors that the exchange is in the best interest of the Holding Company. Voting rights will not be withheld on existing stock certificates which are not exchanged for new Holding Company certificates.

Federal Income Tax Consequences

      Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), it is anticipated that:

o the merger of Commerce into the Interim Bank in accordance with the Plan of Merger will constitute a reorganization;

o no gain or loss will be recognized by Commerce, the Interim Bank or the Holding Company as a result of the merger or reorganization;

o no gain or loss will be recognized by any shareholder of Commerce or the Holding Company as a result of the conversion of Commerce Stock into Holding Company Stock;

o the tax basis of the Holding Company Stock to be received by Commerce shareholders will be equal to the tax basis of the Commerce Stock which was exchanged for it; and

o the Interim Bank will carry over and take into account all accounting items of Commerce such as earnings and profits, method of accounting, inventories, etc.

      In general, cash received by Commerce shareholders exercising dissenters' rights of appraisal will be treated as amounts distributed in redemption of Commerce's shares and will be taxable under the provisions of Section 302(a) of the Code. The cash will be treated as capital gain or loss if the shares are held as capital assets and as ordinary income otherwise. It is possible, however, that the provisions of Section 302(a) will not apply to a particular dissenting shareholder due to Code provisions which require that a shareholder be treated as owning shares actually owned by other individuals or entities (i.e. certain individuals related to the shareholder and certain partnerships, estates, trusts and corporations in which the shareholder has an interest). In this case, the cash paid to a shareholder could be taxable as a dividend because it could be treated as a distribution to which Section 301 of the Code applies.

      Shareholders are advised to consult their own tax advisers in order to determine the federal income tax consequences and any state or local tax consequences of the Reorganization Plan and the exercise of dissenters' rights.

Appraisal Rights of Dissenting Shareholders

If the plan is not consummated for any reason, the demands for appraisal will be of no effect.

      Under Section 215a(b) of Title 12 of the United States Code
("ss.215a(b)"), any holder of shares of Commerce Common Stock who votes against the Reorganization Plan, and meets all of the requirements outlined below, has the right to seek an appraisal and be paid the "value" in cash of his/her Commerce Common Stock.

      The following is a summary of the material statutory procedures to be followed by a holder of Commerce Common Stock in order to dissent from the Reorganization Plan and perfect appraisal rights under ss.215a(b). This summary is not intended to be complete. This summary is qualified in its entirety by reference to ss.215a(b),(c) and (d). The text of these sections is contained in Appendix C attached to this Proxy Statement. Any shareholder considering demanding appraisal should consult legal counsel because the failure to precisely follow all the necessary legal requirements may result in the loss of appraisal rights.

      Holders of record of Commerce Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Each shareholder must either: (a) vote against the Reorganization Plan at the Annual Meeting; or (b) give notice to Commerce in writing at, or prior to, the Annual Meeting that he/she dissents from the Reorganization Plan.

      Any shareholder who votes in favor of the Reorganization Plan, or abstains from voting without providing the written notice referred to above, will waive his/her right of appraisal. This waiver will nullify the shareholder's written demand for appraisal.

      Each shareholder who votes against the Reorganization Plan, or gives written notice at or prior to the meeting, will be notified in writing of the date of the consummation of the Reorganization Plan. Each dissenting shareholder must then send a written request for the value of his/her shares to Commerce at any time within 30 days after the date of consummation of the Reorganization Plan. This written request must be accompanied by the surrender of the dissenting shareholder's stock certificates. Any dissenting shareholder who fails to send the written request within the 30-day period will NOT be entitled to receive the value of his or her shares of Commerce Common Stock under ss.215a.

      In accordance with ss.215a, the value of the shares of any dissenting shareholder will be determined, as of the Effective Date of the Reorganization Plan. The value will be determined by an appraisal made by a committee of three persons comprised of (i) one person selected by the vote of the holders of the majority of the shares entitled to payment in cash (by reason of their requests for appraisal), (ii) one person selected by the Board of Directors of Commerce and (iii) one person selected by the two persons already selected. The valuation agreed upon by any two of the three appraisers will govern.

      If the value agreed upon by the appraisers is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five (5) days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency, who is required to cause a reappraisal to be made. This reappraisal will be final and binding as to the value of the shares in question. If for any reason one or more of the appraisers is not selected as provided above within ninety (90) days from the date of the consummation of the reorganization, or if the appraisers fail to determine the value of those shares, the Comptroller of the Currency is required, upon written request of any interested party, to cause an appraisal to be made which will be final and binding on all parties. As an interested party, Commerce intends to petition the Comptroller of the Currency in the event an appraisal is not determined. If neither Commerce nor the dissenting shareholder requests the Comptroller of the Currency to appraise the shares in question, the shareholder will not be entitled to receive the value of his or her shares. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, will be paid by Commerce.

      The determined value of the shares is required to be paid promptly by Commerce to the dissenting shareholders. The shares of the Holding Company which would have been delivered to any dissenting shareholders, had they not requested payment, will be sold at public auction. If a price greater than the amount paid to any dissenting shareholders is received, the Holding Company will pay the excess to those dissenting shareholders.

      The above summary is not a complete statement of the appraisal rights of dissenting shareholders. The summary is qualified in its entirety by reference to the applicable provisions of 12 U.S.C. ss.215a (b), (c) and (d), which are reproduced in full as Appendix "C" to this Proxy Statement, and the Agreement and Plan of Reorganization which is attached as Appendix "A" to this Proxy Statement. A shareholder will not be permitted to split his or her vote. If he or she intends to vote, he or she must vote all of his or her shares either for or against the Reorganization Plan.

                        COMPARISON OF SHAREHOLDER RIGHTS

General

      The rights of Commerce shareholders are presently governed by the National Bank Act. After the proposed reorganization is completed, the rights of Holding Company shareholders will be governed by the Pennsylvania Business Corporation Law. Additionally, the Articles of Incorporation and Bylaws of the Holding Company differ in some respects from the Articles of Association and Bylaws of Commerce as they now exist. Some of these differences are noted in the following table. The following table is qualified by reference to the more detailed information appearing elsewhere in this Proxy Statement and in the Exhibits attached to this Proxy Statement. The table is intended for summary purposes only.

                                             Commerce's                     The Holding Company's
                                            Common Stock                        Common Stock
                                    -----------------------------------------------------------------------
1) Authorized and                   2,000,000 shares, par value        10,000,000 shares, par value $1.00
    Outstanding                     $1.00 per share, author-           per share, authorized, of which
                                    ized, of which 1,559,735           1,559,735 shares would be
                                    were outstanding on                outstanding if the Reorganization
                                    May 14, 1999.                      was effected on May 14, 1999, (if
                                    Commerce's capitalization          no shareholder of Commerce validly
                                    may be increased only with         exercised dissenters' rights).
                                    the approval of the vote           Authorized shares may be issued by
                                    of a majority of outstand-         the Board of Directors without
                                    ing shares and approval            shareholder approval. Authorized
                                    of the Comptroller of              shares may be increased with
                                    the Currency.                      approval of 80% of the outstanding
                                                                       shares.*

2) Voting                           One vote per share with            One vote per share with no
                                    cumulative voting for              cumulative voting for directors.
                                    directors.

3) Preemptive Rights                No preemptive rights to            No preemptive rights to subscribe
                                    subscribe for additional           for additional shares on a pro rata
                                    shares on a pro rata               basis.
                                    basis.

4) Dividends                        As declared by the Board           As declared by the Board of
                                    of Directors, subject to           Directors, the bank's dividend
                                    restrictions established           restrictions will apply indirectly
                                    by the Comptroller of the          to the Holding Company. Cash
                                    Currency as follows:               available for dividend
                                    (i) may be paid only if            distributions will initially come
                                    it would not impair                from dividends paid to the Holding
                                    Commerce's capital structure,      Company by the bank. In addition,
                                    (ii) if Commerce's surplus         the Holding Company may pay
                                    is at least equal to its           dividends only if it is solvent and
                                    common capital, and                would not be rendered insolvent by
                                    (iii) if the dividends             the dividend payment. The Holding
                                    declared in any year do            Company may pay dividends only from
                                    not exceed the total of net        unrestricted and unreserved earned
                                    profits in that year combined      surplus and, under some
                                    with retained net profits of the   circumstances, capital surplus.
                                    preceding two (2) years less
                                    any required transfers to
                                    surplus.

Shareholder Action

5) Mergers, Consolidations,         Approval by vote of                Approval by vote of 80% of
   Liquidations, Dissolutions,      66 2/3% of outstanding             outstanding shares. Amendments to
   Sales of Substantially All       shares, except for                 Bylaws require approval by 80% of
   Assets and Amendments            amendments to Bylaws,              outstanding shares, or approval by
   to Bylaws                        which require approval             majority of the Board of Directors,
                                    by vote of a majority              subject to shareholders power to
                                    of outstanding shares.             change that action by a vote of 80%
                                                                       of outstanding shares.

6)  Amendment of Articles           Approval by vote of                Approval by vote of majority of
     of Incorporation               majority of outstanding            outstanding shares, except 80% of
     (other than for the            shares except 66 2/3% of           outstanding shares are required to
     purposes named above)          outstanding shares are             amend the Articles of Incorporation
                                    required to amend the              with respect to 5) of this table,
                                    Articles with respect to 5)        authorized capital, cumulative
                                    of this table.                     voting, preemptive rights, and
                                                                       indemnification of directors
                                                                       officers.*

7)  Repurchase                      Cannot reduce or retire            Stock can be repurchased up to the
                                    any part of its stock              extent of unrestricted and
                                    without prior regulatory           unreserved earned surplus, and as
                                    approvals.                         much of its unrestricted capital
                                                                       surplus as has been made available
                                                                       for this purpose by the prior
                                                                       affirmative vote of shareholders;
                                                                       stock cannot be repurchased when
                                                                       the Holding Company is insolvent or
                                                                       would be made insolvent by the
                                                                       purchase.

8) Special Shareholder              Upon request by 20% of             Upon request by 1/3 of outstanding
   Meetings                         outstanding shares.                shares.


* - These actions requiring a vote of 80% of the outstanding shares of the Holding Company may be approved instead by a vote of 66 2/3% of the outstanding shares if 66 2/3% of the Board of Directors approve that action.

Power of Board of Directors to Oppose Tender Offers

      The Pennsylvania Business Corporation Law authorizes the Board of Directors to oppose a tender offer for shares of the Holding Company on the basis of factors other than economic benefit to shareholders. These other factors include:

o     the impact of the acquisition upon the community;

o     the effect of the acquisition upon employees, depositors and customers;
      and

o     all other pertinent factors.

      The Holding Company's Articles of Incorporation authorize the Board of Directors to oppose a tender offer for shares of the Holding Company for both economic reasons and for the other factors listed above.

Status of Stock as Legal Investment and for Personal Property Tax Purposes

      In some jurisdictions, shares of common stock of a business corporation such as the Holding Company may be treated differently from shares of stock of a bank for legal investments for institutions and fiduciaries, and as the subject of personal property taxation. Shareholders of Commerce should determine whether the status of their shares under local or state laws would be changed upon the Effective Date of the reorganization. Under Pennsylvania law, a fiduciary will be subject to the same standards for investments in stock of the Holding Company as for investments in the stock of Commerce. Under Pennsylvania law, neither the holders of Commerce Stock nor the holders of Holding Company Stock who are Pennsylvania residents will be subject to the Pennsylvania county personal property tax on their shareholdings.

Indemnification of Officers, Directors and Employees

      The Holding Company's Articles of Incorporation provide that the Holding Company will indemnify all persons, including its officers, directors and employees, from any expenses and liabilities, to the fullest extent permitted by law, associated with activities of the Holding Company. Article 20 of the Holding Company's Bylaws contains extensive provisions for indemnifying officers, directors and employees. Article 20 further provides that the Holding Company may create a fund to secure or insure these indemnification obligations.

      Commerce intends to extend its present directors' and officers' liability insurance policy to cover the Holding Company's directors and officers without significant additional cost. This policy would cover the typical errors and omissions liability associated with the activities of the Holding Company. The provisions of the insurance policy would probably not indemnify any of the Holding Company's directors or officers against liability arising under the Securities Act of 1933, as amended.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons, Commerce has been informed that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Dissenting Shareholders' Rights

      Both the National Bank Act and the Pennsylvania Business Corporation Law afford appraisal rights to dissenting shareholders of a business corporation or a national bank in the case of (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of assets not in the ordinary course of business, or (iii) certain proposals to amend the corporation's articles of incorporation. If the party to the merger or consolidation is a wholly owned subsidiary of the Holding Company (such as the Interim Bank), shareholders of the Holding Company would not have dissenters' rights.

                       DESCRIPTION OF THE HOLDING COMPANY

Business of the Holding Company

      The Holding Company is a business corporation incorporated on April 12, 1999, under the laws of the Commonwealth of Pennsylvania for the purpose of becoming a bank holding company by acquiring Commerce's outstanding Common Stock. Upon completion of the reorganization, the activities of the Holding Company will be subject to the supervision of the Federal Reserve Board.

      The Holding Company expects to function primarily as the holder of all of Commerce's Common Stock. It may in the future acquire or form other banks or subsidiaries by merger or it may itself acquire other banks. It is also contemplated that the Holding Company may seek to enter businesses closely related to banking or to acquire existing companies already engaged in those activities.

      The Holding Company may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956 and regulations of the Federal Reserve Board. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking or managing or controlling banks. These activities include, without limitation:

      (1) making or acquiring, for its account or for the account of others, loans or other extensions of credit;

      (2) servicing loans and other extensions of credit;

      (3) performing certain activities which may be performed or carried on by banks or trust companies to the extent authorized by law;

      (4) acting as a sponsor to a closed-end investment company, under certain circumstances, and as an investment advisor to any type of investment company;

      (5) leasing real and personal property under circumstances where the lease serves as a functional equivalent of an extension of credit;

      (6) making equity and debt investments in corporations or projects designed primarily to promote community welfare;

      (7) providing bookkeeping or data processing services for internal operations of the holding company, its subsidiaries and other financial institutions, with certain limitations;

      (8) subject to certain limitations, acting as an insurance agent or broker or acting as underwriter for credit life insurance and credit accident and health insurance which is related to extensions of credit by the holding company and its subsidiaries;

      (9) providing courier services for the internal operations of the holding company and its subsidiaries;

      (10) providing management consulting advice to non-affiliated banks and certain other institutions; and

      (11) providing real estate appraisal services.

      Any acquisition by the Holding Company will require prior approval of the Federal Reserve Board and, in some instances, other regulatory agencies. As of the date of this Proxy Statement, the Holding Company has no commitments, arrangements or understandings with respect to the acquisition of any entities other than Commerce. There can be no assurance that any entity will be acquired by the Holding Company if the Reorganization Plan is approved and consummated.

Management of the Holding Company

      Once the reorganization is completed, the Board of Directors of the Holding Company will consist of the persons who presently serve on the Board of Directors of Commerce. Each director will hold office until the 2000 Annual Meeting of the Shareholders of the Holding Company. Each director will then hold office for a period of one year or until their successors are duly elected and qualified. After consummation of the Reorganization Plan, the directors of the Interim Bank would be elected by the Holding Company.

      The initial President and Chief Executive Officer of the Holding Company will be James T. Gibson, the current President and Chief Executive Officer of Commerce. Additionally, after the reorganization is completed, the other officers of Commerce will serve as the officers of the Holding Company. It is not anticipated that the Holding Company will pay any remuneration to its officers and directors during 1999 in addition to the remuneration paid to them by Commerce.

Description of Common Stock of the Holding Company

General

      At the time the Reorganization Plan is consummated, the Holding Company will be authorized to issue 10,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $10.00 per share. The holders of Holding Company Common Stock will be entitled to one (1) vote per share. Holders of the Holding Company stock will no longer have cumulative voting rights in the election of directors. Cumulative voting is required under the National Bank Act but is optional under the Pennsylvania Business Corporation Law. The provision of the Articles of Incorporation of the Holding Company which provides that there is no cumulative voting may be amended by the affirmative of at least 80% of the outstanding common stock of the Holding Company. The Articles of Incorporation of the Holding Company are attached to this Proxy Statement as Exhibit "D".

      The Holding Company has authorized Common Stock substantially in excess of the number of shares that will be issued in connection with the Reorganization Plan. The Board of Directors of the Holding Company will have the flexibility to raise additional capital and make acquisitions through the issuance of Holding Company Common Stock without further approval by the shareholders. The shareholders of the Holding Company will not have preemptive rights to purchase any securities subsequently issued by the Holding Company. Therefore, any issuance could result in a dilution of voting rights and book value per share of the Holding Company Common Stock.

      The holders of Common Stock will be entitled to receive dividends as may be declared by the Board of Directors of the Holding Company. In the event of liquidation, dissolution or winding-up of the affairs of the Holding Company, the holders of outstanding shares of Common Stock will be entitled to share pro rata according to their respective interests in the Holding Company assets and funds remaining after payment or provisions for payment of all debts and other liabilities of the Holding Company and subject to any liquidation preferences of any Preferred Stock outstanding.

"Anti-Takeover" Provisions

      The Articles of Incorporation and Bylaws of the Holding Company contain certain provisions which may be deemed to be "anti-takeover" in nature. These provisions may deter, discourage or make more difficult the assumption of control of the Holding Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. Management of Commerce has no knowledge of any specific effort to accumulate Commerce's securities or to obtain control of Commerce or the Holding Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

      The Articles of Incorporation expressly vest in the Holding Company Board the power to make, alter, amend and repeal the Bylaws of the Holding Company. The Pennsylvania Business Corporation Law permits a board of directors to be vested with these powers and provides that the shareholders may change actions of the board in respect of the bylaws by at least a majority vote unless a higher vote is provided in the articles or bylaws. The Board, which is elected by a majority of the shareholders, believes that the Holding Company Board will be in the best position to (i) determine the appropriate Bylaw provisions for the internal governance of the Holding Company, and (ii) make decisions regarding the Bylaws which will be in the best interest of the Holding Company.

      The Holding Company's Articles of Incorporation also require the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote to approve any merger, consolidation, sale of assets or similar transaction. If 66 2/3% of the Board of Directors approves this type of transaction, then the affirmative vote of 66 2/3% of the outstanding shares entitled to vote is required for approval. By comparison, Commerce's Articles of Association also contain anti-takeover provisions. However, Commerce's Articles of Association provide that if a majority of the Board of Directors approves, a vote of 66 2/3% of the outstanding shares of Commerce entitled to vote is required to approve any merger, consolidation, sale of assets or similar transaction with respect to Commerce.

      The Pennsylvania Business Corporation Law provides that, unless otherwise prescribed in the Articles of Incorporation, these transactions require the approval of a simple majority of outstanding shares. Your Board believes the higher 80% vote is necessary to assure fair treatment of all shareholders of the Holding Company in the event of mergers and similar transactions.

      This provision of the Holding Company's Articles of Incorporation may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the outstanding shares entitled to vote, rather than 51% which would otherwise be applicable under the Pennsylvania Business Corporation Law. If 66 2/3% of the Board of Directors approves such an amendment, the affirmative vote of only 66 2/3% of the outstanding shares entitled to vote is required for approval. Because the operation of this provision could give minority shareholders a veto over such transactions even though the holders of a majority of shares are in favor, and because this requirement may discourage takeover attempts, it may be considered "anti-takeover" in nature.

      The Pennsylvania Business Corporation Law further allows the Board of Directors of the Holding Company to consider factors other than offering price in deciding upon whether to reject or approve a tender offer or proposed merger or similar transaction. These factors include:

o     the effect on employees, suppliers and customers;

o the effect on the communities in which offices of the corporation are located; and

o     all other pertinent factors.

      The Holding Company's Articles of Incorporation allow the Board of Directors to consider several economic factors, as well as the factors stated above, in considering whether to reject or approve a tender offer or proposed merger or similar transaction.

      Finally, the Bylaws provide that nominations of candidates for election as directors of the Holding Company, other than those made by management of the Holding Company, must be made in writing and delivered or mailed to the Secretary of the Holding Company not less than 45 days prior to any shareholders' meeting called for the election of directors. The notification must contain certain information to the extent known to the nominating shareholder. Commerce's Board of Directors believes that this provision (which is similar to the provision presently contained in the Bylaws of Commerce) avoids surprise nominations and ensures that there is adequate time for the Holding Company to be informed of the backgrounds and qualifications of candidates for election as directors. However, it could be viewed as "anti-takeover" in nature since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent management's nominees.

      The provisions of the Articles of Incorporation, Bylaws and the Pennsylvania Business Corporation Law described above may deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interests. The offer might include a premium over the market price of the Holding Company's Common Stock at that time. In addition, these provisions may help the Holding Company's current management remain in place. There are no present plans to adopt any other "anti-takeover" provisions.

      A VOTE TO APPROVE THE REORGANIZATION PLAN IS A VOTE IN FAVOR OF THESE "ANTI-TAKEOVER" PROVISIONS.

Supervision and Regulation of the Holding Company

      The Holding Company will be subject to the jurisdiction of the Securities and Exchange Commission ("SEC") and of state securities commissions for matters relating to the offering and sale of its securities. Unlike Commerce, the Holding Company will register its securities under the Securities Act of 1933 (the "Securities Act"). Similar to Commerce, the Holding Company will be required to file periodic and current reports under the Securities Exchange Act of 1934 (the "Exchange Act"). Unlike Commerce, which files its periodic and current reports with the OCC, the Holding Company will file its periodic and current reports with the SEC.

      Upon the consummation of the Reorganization Plan, the Holding Company will become subject to the provisions of the Bank Holding Company Act of 1956, as amended. The Holding Company will be subject to supervision and examination by the Federal Reserve Board. The Holding Company, pursuant to the Bank Holding Company Act, will be required to secure the prior approval of the Federal Reserve Board before it may own or control, directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any institution, including another bank (unless it already owns a majority of the voting stock of the bank).

      A bank holding company is also generally prohibited from acquiring direct or indirect ownership or control of any voting stock of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found the activities to be so closely related to banking or managing or controlling banks as to be a proper incident to the business of banking. In making this determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects. The Federal Reserve Board has previously determined that certain activities are closely related to banking. See "DESCRIPTION OF THE HOLDING COMPANY -Business of the Holding Company", for a description of permitted non-banking activity.

      The Holding Company will be required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may also make examinations of the Holding Company and any or all of its subsidiaries. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision for any property or service. Thus, an affiliate of the Holding Company, such as its subsidiary bank, may not condition the extension of credit, the lease or sale of property or furnishing of any services on (i) the customer's obtaining or providing some additional credit, property or services from or to the Holding Company or other subsidiaries of the Holding Company, or (ii) the customer's refraining from doing business with a competitor of Commerce, the Holding Company or of their subsidiaries. The Holding Company, or its subsidiary banks may impose conditions to the extent necessary to reasonably assure the soundness of credit extended.

      Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on (i) any extension of credit to the bank holding company or any of its subsidiaries, (ii) investments in the stock or other securities of the bank holding company, and (iii) taking the stock or securities of the bank holding company as collateral for loans to any borrower.

Dividends of the Holding Company

      The holders of Common Stock of the Holding Company will be entitled to receive dividends as may be declared by the Board of Directors with respect to the Common Stock out of funds of the Holding Company. While the Holding Company will not be subject to certain restrictions on dividends and stock redemptions applicable to a bank, the ability of the Holding Company to pay dividends to the holders of its Common Stock will depend to a large extent upon the amount of dividends paid by the Interim Bank to the Holding Company.

      The ability of the Holding Company to pay dividends on its Common Stock in the future will be dependent upon the earnings and the financial condition of the Interim Bank and the Holding Company. The Holding Company's ability to pay dividends will be subject to the prior payment by the Holding Company of principal and interest on any debt obligations it may incur in the future as well as other factors that may exist at the time.

                             MARKET FOR COMMON STOCK

      Shares of Commerce Common Stock are listed in the NASDAQ Small Cap Market. The following table shows the stock price range for shares of Commerce Common Stock, and dividends paid, for the periods indicated below.

                                                              High             Low      Div.
                                                              ----             ---      ----
1996
    First Quarter.................................           $12.31         $  9.67      5%
    Second Quarter................................            13.39           12.09
    Third Quarter.................................            14.69           12.74
    Fourth Quarter................................            17.49           14.47

1997
    First Quarter.................................            19.27           16.84      5%
    Second Quarter................................            19.27           17.68
    Third Quarter.................................            25.84           18.14
    Fourth Quarter................................            30.16           24.94

1998
    First Quarter.................................            28.57           24.94      5%
    Second Quarter................................            32.86           27.38
    Third Quarter.................................            36.19           28.57
    Fourth Quarter................................            29.52           26.67
1999
    First Quarter.................................            30.25           26.90      5%

      The Holding Company is a newly formed corporation. Thus, there is presently no market for the Common Stock of the Holding Company. The management of Commerce and the Holding Company expects that a trading market similar to Commerce's will develop following completion of the reorganization.

                             DESCRIPTION OF COMMERCE

Business of Commerce

      Commerce is an FDIC-insured national banking association. Commerce was originally organized on September 11, 1984, under the Pennsylvania Banking Code as a state-chartered institution. On October 7, 1994, Commerce converted into a national banking association. Commerce engages in commercial banking authorized by the National Bank Act. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations, municipalities and other governmental bodies.

      Commerce's Common Stock is registered under the Securities Exchange Act of 1934, as amended, with the OCC. Commerce is subject to the supervision of the OCC.

      As of December 31, 1998, Commerce had 11 banking offices. Its principal executive office is located at Erford Road and Senate Avenue, Camp Hill, Pennsylvania 17011. The telephone number at that address is (717) 975-5630.

      At December 31, 1998, Commerce reported:

      o     total assets of $319,323,000;
      o     total liabilities of $298,878,000;
      o     total deposits of $297,737,000; and
      o     net loans of $164,889,000.

      Commerce reported net income of $1.38 per share for the year ended December 31, 1998.

Description of Commerce Stock

      Commerce is authorized to issue 2,000,000 shares of Common Stock, of which 1,559,735 shares were outstanding as of the Record Date. The holders of Commerce Common Stock are entitled to one vote per share. In the election of directors, each holder of Commerce Common Stock has the right to cumulate his or her votes. Holders of Commerce Common Stock do not have preemptive rights.

      In the event of liquidation, dissolution or winding-up of the affairs of Commerce, the holders of outstanding shares of Commerce Common Stock are entitled to their respective interests in Commerce's assets and funds resulting after payment or provision for payment of (i) all debts and other liabilities of Commerce, and (ii) preferential dividends and other amounts to holders of outstanding shares of Preferred Stock.

      After the Effective Date of the reorganization, the Holding Company will own all of the issued and outstanding Commerce Stock.

Dividends of Commerce

      The holders of Commerce Common Stock are entitled to receive dividends as may be declared by the Board of Directors of Commerce out of funds legally available for those dividends. The payment of dividends on Commerce Common Stock is subject to limitations contained in the National Bank Act. Following consummation of the reorganization, the Interim Bank expects to pay dividends to the Holding Company out of funds legally available for dividends.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth the name, address, amount and nature of beneficial ownership and percent of class of outstanding Commerce common stock of each person known to Commerce to be the beneficial owner of more than 5% of Commerce's common stock. Share information is stated as of April 30, 1999.

      Name and Address of                 Amount and Nature of                Percent of
      Beneficial Owner                    Beneficial Ownership             Outstanding Stock
      ----------------                    --------------------             -----------------
      Gary L. Nalbandian/1/                      157,905                         9.76%

      Vernon W. Hill, II/2/                      222,866                        14.21%

      Commerce Bancorp, Inc.                     143,700/3/                       9.21%

      Alan R. Hassman/4/                         86,762                          5.52%

----------

/1/   See footnote 2 on page 8.

/2/   See footnote 4 on page 8.

/3/ These shares are also reported as beneficially owned by Vernon W. Hill, II.

/4/   See footnote 6 on page 9.

      The following are all shares owned beneficially by all directors and executive officers as a group:

                                          Amount and Nature of
                                          Beneficial Ownership
                                          --------------------
      Title of Class                      Direct        Indirect           Percent of Class
      --------------                      ------        --------           ----------------
      Common Stock and                    488,159        202,765                39.81%
      Exercisable Stock
      Options

      Series A Non-Cumulative                   0         40,000                  100%
      Preferred Stock

Directors' Compensation

      Each director was paid an annual fee of $1,000 plus a meeting fee of $700 for each meeting of the Board of Directors attended in 1998. The annual fee will be the same in 1999. The meeting fee will be $800 for each meeting of the Board of Directors attended. Each director who is an active member of the Audit, Real Estate and/or Personnel Committee also receives $100 for each meeting of those committees.

      In addition to the above, Mr. Gary L. Nalbandian received a salary of $95,000 in 1998 for service as Chairman of the Board. Mr. Nalbandian also participated in Commerce's Retirement Savings Plan (which is a 401K Salary Reduction Plan) and was covered by Commerce's Medical

Health Insurance Plan.

1990 Stock Option Plan for Non-Employee Directors

      In 1990, Commerce adopted a Director Stock Option Plan (the "Plan"). This Plan was approved by the shareholders at the 1990 Annual Meeting.

      The total number of shares covered by the Plan shall not exceed 140,709. The Plan provides for the grant of an option to acquire 1,407 shares (as adjusted for stock dividends subsequent to the effective date of the Plan) to each director on January 15 of each year in which the director serves as such. The option price is in no event to be less than 100% of the fair market value of the shares at the time the option is granted. Options are not transferable other than by will or laws of descent and distribution. During the lifetime of the optionee, the option is exercisable only by the optionee and only while a director of Commerce or within three months after the director ceases so to serve. If an optionee dies within the option period, the option may be exercised by the optionee's estate within three months of his death.

      Options are not exercisable before the first to occur of (i) one year from the date the option is granted, or (ii) a "change in control" of Commerce. The term "change in control" is defined in the Plan. Options expire ten years from the date of issuance and may not be exercised thereafter.

      The Plan provides that the number of shares subject to option and the option price shall be appropriately adjusted if the number of issued shares is decreased or increased by changes in par value, a combination, stock dividend and the like.

Committees of the Board of Directors of Commerce

      The total number of Board of Directors' meetings during 1998 was 12. With the exception of Mr. Vernon W. Hill, II, no director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served. Mr. Hill attended 40% of these meetings.

      Information with respect to the committees of the Board of Directors of Commerce is set forth below.

      Audit Committee

      Members of the Audit Committee were Howell C. Mette, Alan R. Hassman, Samir J. Srouji and Douglas S. Gelder. This Committee met four times during 1998. The Audit Committee causes to be made by independent auditors a complete audit of the books and financial statements of Commerce. Upon receipt and review of the internal auditor reports and independent audit reports, the Committee brings to the Board of Directors recommendations concerning the audit. The Committee also reviews any examination reports by the Federal Deposit Insurance Corporation and The Office of the Comptroller of the Currency.

      Personnel Committee

      Members of the Personnel Committee were Alan R. Hassman, Howell C. Mette, Vernon W. Hill, II and Michael A. Serluco. This Committee met one time during 1998. The Personnel Committee reviews all personnel policies, including compensation of all employees.

      Real Estate Committee

      Members of the Real Estate Committee were Douglas S. Gelder, Samir J. Srouji, Gary L. Nalbandian and James T. Gibson. This Committee met once during 1998. The Real Estate Committee reviews and approves certified real estate appraisers (residential and commercial) retained by Commerce and reviews and approves all potential branch site locations.

      Executive Committee

      Members of this Committee are Howell C. Mette, Vernon W. Hill, II, Michael
A. Serluco, James T. Gibson and Gary L. Nalbandian. This Committee met two times during 1998. The Executive Committee acts between regular board meetings to approve loans. Actions of the Executive Committee are ratified at the immediately succeeding board meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

      In 1998, to the knowledge of Commerce, all directors and executive officers timely filed all reports with the Office of the Comptroller of the Currency.

Transactions with Officers and Directors

      During 1998, Commerce had banking transactions in the ordinary course of its business with directors, officers, principal shareholders of Commerce, and their associates. Commerce expects to have similar transactions in the future. These banking transactions have been and will continue to be on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These loans present, in the opinion of management, no more than the normal risk of collectibility or present other unfavorable features. The loans to these persons and companies amounted to 3.11% of total loans outstanding at December 31, 1998.

      As was previously indicated, Commerce Bancorp, Inc. ("Bancorp"), owns 9.21% of Commerce's common stock and 100% of Commerce's Series A Preferred Stock. Bancorp, through its subsidiary, Commerce Bank, N.A., a national bank located in Cherry Hill, New Jersey, shares certain marketing expenses with Commerce. Commerce paid approximately $90,000 and $78,000 for marketing support provided by Commerce Bank, N.A., during 1998 and 1997, respectively. Commerce has a data processing agreement with Commerce Bank, N.A. Payments for data processing services totaled $102,000 and $97,000 in 1998 and 1997, respectively. Commerce paid approximately $16,000 in 1998 and $27,000 in 1997 for loan review and other services provided by Commerce Bank, N.A. Commerce routinely sells loan participations to Commerce Bank, N.A. At December 31, 1998, approximately $7,791,000 of these participations were outstanding.

      Vernon W. Hill, II, a director and 14.21% beneficial shareholder of Commerce, is Chairman of the Board of Commerce Bank, N.A. Commerce obtained interior design services for $17,000 and $27,000 in 1998 and 1997, respectively, from a business owned by Mr. Hill's spouse. Additionally, this business received commissions of approximately $66,000 and $109,000 in 1998 and 1997, respectively, on furniture and facility purchases made directly by Commerce. Commerce leases land for one of its branches from a limited partnership in which Mr. Hill is a 20% limited partner. Total payments on the land lease were $50,000 for 1998 and 1997 respectively. Commerce engaged a company owned by Mr. Hill to prepare the building sites for the two branches constructed in 1998 and 1997. Total payments made in 1998 and 1997 to the company for site preparation were $20,000 per year.

      Howell C. Mette, a director and 2.58% beneficial shareholder of Commerce, is a partner in the law firm of Mette, Evans and Woodside, which Commerce has retained during 1998, and intends to retain during 1999.

                                   MANAGEMENT

Executive Officers

      The following table sets forth the executive officer of Commerce, his age, his position with Commerce and the beneficial ownership (as determined in accordance with the rules and regulations of the Securities and Exchange Commission) of common stock of Commerce by such person. Share information is stated as of April 30, 1999:

                                                                              Percent
                                             Amount and Nature of               of
      Name and Age             Title         Beneficial Ownership         Outstanding Stock
      ------------             -----         --------------------         -----------------
      James T. Gibson          President           60,664/1/                   3.76%
      Age 43                   and Chief
                               Executive
                               Officer

/1/   See footnote 9 on page 9.

Remuneration of Executive Officers

      The following Summary Compensation Table sets forth the executive officer of Commerce (as defined in applicable securities regulations), and the annual salary and other compensation of that officer for the preceding three years.

                           SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                Annual Compensation                     Compensation
                       ---------------------------------------------    ------------
                                                                           Stock
                                                             Other         Underlying           All
                                                             Annual        Stock                Other
Name and                                                     Compen-       Option               Compen-
Principal Position     Year       Salary/1/    Bonus         sation/2/     Grants/3/            sation/4/
------------------     ----       --------    -------        -------       -------              -------
James T. Gibson        1998       $184,400    $30,000           --          6,300               $5,474
President & CEO        1997        160,200     20,000           --          6,615                5,328
                       1996        146,500     20,000           --          6,945                5,141

/1/ Amounts in this column include directors' fees paid to Mr. Gibson at $700, $600, and $500, per month, respectively, during 1998, 1997, and 1996. For 1998, 1997, and 1996, it also includes a $1,000 annual retainer fee paid to Mr. Gibson for his services as a director of Commerce.

/2/ The aggregate of personal benefits provided by Commerce for any executive officer, individually or all executive officers as a group did not exceed the lesser of (i) $50,000 or (ii) 10% of the salary and bonus of the officer for any of the years referenced. This does not include benefits that are available to all salaried officers, directors and employees on a non-discriminatory basis.

/3/ In accordance with the terms of the Commerce Employee Stock Option Plan, the number of shares optioned are adjusted to reflect the distribution of a 5% common stock dividend which was paid on February 19, 1999.

/4/ The totals in this column reflect (i) premiums on life insurance (for 1998, $3,074; for 1997, $3,044; for 1996, $2,864); and (ii) contributions by Commerce to Mr. Gibson's 401(k) Retirement Savings Plan (for 1998, $2,400; for 1997, $2,284; for 1996, $2,277).

Employee Stock Option Plan

      In 1996, Commerce's shareholders approved the adoption of the 1996 Employee Stock Option Plan. The Plan replaces the 1986 Incentive Stock Option Plan which expired December 31, 1995. The Plan covers 226,550 authorized shares of common stock reserved for issuance upon exercise of options granted or available for grant to officers and key employees and will expire on December 31, 2005. The Plan provides that the option price of qualified incentive stock options (QSO's) will be fixed by the Board of Directors, but will not be less than 100% of the fair market value of the stock at the date of grant. In addition, the Plan provides that the option price of nonqualified stock options (NQSO's) also will be fixed by the Board of Directors, however for NQSO's the option price may be less than 100% of the fair market value of the stock, at the date of grant. The Plan defines "fair market value" generally as the closing sale price of the common stock on the date of the grant of the option, or if no sale has occurred on such a date, then on the preceding day on which there was a sale. Options granted are exercisable one year after the date of grant subject to certain vesting provisions (as outlined below) and expire ten years after the date of grant. For purposes of this Proxy Statement, all QSO's and NQSO's granted under the Employee Stock Option Plan will be collectively referred to as Employee Stock Options (ESO's).

      All options will be subject to a vesting schedule, and may be exercised only to the extent vested on the date of exercise. Options vest based either on years of service or upon the period of time the options have been issued, depending which schedule results in faster vesting. Employees with up to three
(3) years of service will be 25% vested, with more than three (3) but less than six (6) years will be 50% vested, with more than six (6) years, but less than eight (8) years of service will be 75% vested, and with more than eight (8) years will be 100% vested. Without regard to years of service, options held for more than one (1) year, but less than two (2) years are 25% vested, options held more than two (2) years and less than three (3) years are 50% vested, options held more than three (3) years and less than four (4) years are 75% vested, and options held more than four (4) years are 100% vested.

      The Plan requires adjustment of the number of options and of the option price for all ESO's as appropriate to reflect changes in the number of outstanding shares caused, among other events, by the declaration and payment of a stock dividend. Consequently, the number of options and the option price of all ESO's granted has been adjusted each time a stock dividend has been declared and paid.

Stock Option Grants

      The following table sets forth, for the executive officer, the number of ESO's granted in 1998, the percentage of ESO's awarded to the executive officer bears to total ESO's granted to all key employees during the year, the option price, and the expiration of the options:

                          EMPLOYEE STOCK OPTION GRANTS
                               IN FISCAL YEAR 1998

                                Number of          % of Total
                                Securities         Options Granted    Exercise
                                Underlying         to Employees       or Base
                                Options            in Fiscal          Price        Expiration
         Name                   Granted            Year               ($/Sh)       Date
         ----                   ----------         ---------------    ---------    ----------
         James T. Gibson        6,300/1/           12.73%             $27.38/1/    11-13-2008

           /1/In accordance with the terms of the Commerce Employee Stock Option Plan, the number of shares optioned and the option price is adjusted to reflect the distribution of a 5% common stock dividend paid on February 19, 1999.

Stock Option Exercises

      The following table sets forth all ESO's exercised by the executive officer of Commerce during 1998, the number of shares acquired on exercise, the value realized by the executive officer upon exercise, the number of exercisable and unexercisable ESO's outstanding for the executive officer as of December 31, 1998, and the value of those ESO's as of December 31, 1998:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                                                    Value of
                                                                Number of                           Unexercised
                                                                Unexercised                         In-the-Money
                Shares Acquired                                 Options at                          Options at
Name            on Exercise/1/      Value Realized/1/           End Year 1998                       End Year 1998
----            ----------------    --------------      ------------------------------      -----------------------------
                                                        Exercisable      Unexercisable      Exercisable     Unexercisable
                                                        -----------      -------------      -----------     -------------
James T. Gibson       -0-                -0-              53,424            6,300            $877,488          $(1,152)

     /1/    Mr. Gibson exercised no ESO's in 1998.

     /2/ All ESO's granted through December 31, 1998 are reported. Exercisable ESO's are fully vested. ESO's to vest in the future are reported as unexercisable.

     /3/ The dollar values set forth above were calculated by determining the difference between the closing trading price of Commerce Common Stock at December 31, 1998, which was $27.14 per share (adjusted for the 5% common stock dividend paid on February 19, 1999), and the option price of each ESO as of December 31, 1998.

                              INDEPENDENT AUDITORS

      The Board of Directors of Commerce has engaged Beard & Company, Inc., Harrisburg, Pennsylvania, as independent auditor for Commerce to audit its financial statements for the years 1998 and 1999.

      Representatives of Beard & Company, Inc. are expected to be at the Annual Meeting of Shareholders and to be available to respond to questions.

                             ADDITIONAL INFORMATION

      This Proxy Statement does not contain financial statements of Commerce. In Management's view, Commerce's financial statements are not material to a decision of Shareholders in voting for or against the Reorganization Plan. A copy of the Annual Report of Commerce on Form 10-KSB, as filed with the OCC, is available without charge to shareholders upon written request directed to Deborah Miller, Shareholder Relations, Commerce Bank/Harrisburg, N.A., P.O. Box 8599, Camp Hill, PA 17001-8599.

                                 OTHER BUSINESS

      Management, at present, knows of no other business except those items explained herein that may require the vote of the shareholders to be presented by or on behalf of Commerce or its management at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of Commerce.

                                 RETURN OF PROXY

      You are urged to sign, date and return the accompanying Proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your Proxy.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              JAMES T. GIBSON
                                              President

Camp Hill, Pennsylvania
May 14, 1999

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT made as of the 23rd day of April, 1999 among PENNSYLVANIA COMMERCE BANCORP, INC., a Pennsylvania business corporation (the "Holding Company"), COMMERCE BANK/HARRISBURG, N.A., a national banking association (the "Bank") and COMMERCE BANK/HARRISBURG INTERIM NATIONAL BANK, a national banking association and a wholly owned subsidiary of the Holding Company (the "Interim Bank").

      WHEREAS, the Holding Company, the Bank and the Interim Bank desire to effect the formation of a bank holding company whereby the Bank and the Interim Bank will be merged, the surviving bank will become a wholly owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who perfect dissenters' rights) will become the shareholders of the Holding Company, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. MERGER

      1.1 Agreement to Merge. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of 12 U.S.C. ss.215a, in accordance with the Agreement and Plan of Merger attached as [Appendix B to the Proxy Statement] and made a part hereof (the "Plan of Merger").

      1.2 Holding Company Common Stock. The Holding Company shall make available to the Bank and the Interim Bank a sufficient number of shares of the Holding Company's Common Stock to effect the Merger pursuant to the Plan of Merger.

SECTION 2. SHARES OF THE HOLDING COMPANY AND OF THE SURVIVING BANK

      2.1 Conversion of Shares. The manner of converting the shares of Bank Stock into shares of Common Stock of the Holding Company (or preferred stock, as the case may be) and the shares of Capital Stock of the Interim Bank into shares of Capital Stock of the surviving bank in the Merger shall be as set forth in Paragraph 9 of the Plan of Merger.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY

      The Holding Company represents, warrants and agrees as follows:

      3.1 Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the Pennsylvania Business Corporation Law.

      3.2 Capitalization. The Holding Company is authorized to issue 10,000,000 shares of Common Stock, par value $1.00 per share, of which one (1) share is issued and outstanding. There are no out standing options, warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Common Stock of the Holding Company.

      3.3 Authority Relative to This Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order or decree or any provision of its Articles of Incorporation or Bylaws.

      3.4 Absence of Liabilities. Prior to the effective date of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BANK

      The Bank represents, warrants and agrees as follows:

      4.1 Organization and Standing. The Bank is a national banking association duly organized and validly existing under The United States Code.

      4.2 Capitalization. The Bank is authorized to issue (a) 2,000,000 shares of Common Stock, par value $1.00 per share, of which 1,557,375 shares are issued and outstanding, and (b) 200,000 shares of Preferred Stock, par value $10.00 per share, of which 40,000 shares are issued and outstanding. While there are currently exercisable options, there are no warrants, calls, convertible securities, subscriptions or other commitments or rights of any nature with respect to the Capital Stock of the Bank.

      4.3 Authority Relative to This Agreement. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound or any law, order, or decree or any provision of its Articles of Association or Bylaws.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE INTERIM BANK

      The Interim Bank represents, warrants and agrees as follows:

      5.1 Organization and Standing. The Interim Bank is a national banking association in the process of formation under the National Bank Act.

      5.2 Capitalization. Upon formation, the Interim Bank will be authorized to issue 2,000,000 shares of voting common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $10.00 per share, of which 100,000 shares of common stock will be issued and outstanding and owned by the Holding Company immediately prior to the Merger.

      5.3 Authority Relative to This Agreement. The execution, delivery and performance of this Agreement and the Plan of Merger have been duly authorized by the Board of Directors of the Interim Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Interim Bank is a party or by which it is bound or any law, order, decree or any provision of its Articles of Association or Bylaws.

      5.4 Absence of Liabilities. Prior to the effective date of the Merger, the Interim Bank will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

SECTION 6. COVENANTS OF THE HOLDING COMPANY

      The Holding Company agrees that between the date hereof and the effective date of the Merger:

      6.1 Capitalization of the Interim Bank. The Holding Company shall purchase a total of 100,000 shares of Capital Stock, par value $1.00 per share, of the Interim Bank for $1.20 per share, and shall cause the Interim Bank to do all things necessary to obtain a charter as a national banking association pursuant to the National Bank Act so as to permit the consummation of the Merger provided for in the Plan of Merger.

      6.2 Approval of Merger. The Holding Company, as the sole shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

      6.3 Best Efforts. The Holding Company will use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of 12 U.S.C. ss.215a.

SECTION 7. COVENANTS OF THE BANK

      The Bank agrees that between the date hereof and the effective date of the
Merger:

      7.1 Shareholders Meeting. The Bank shall submit this Agreement and the Plan of Merger to the vote of its shareholders as provided by 12 U.S.C. ss.215a and other applicable laws at the annual meeting of the Bank's shareholders to be held on June 18, 1999 or on such other date as shall be determined by, or in the manner prescribed by, the Board of Directors of the Bank.

      7.2 Best Efforts. The Bank will use its best efforts to take, or cause to be taking. all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of 12 U.S.C. ss.215a.

SECTION 8. CONDITION TO OBLIGATIONS OF THE PARTIES

      The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

      8.1 Representations and Warranties; Performance of Covenants. The representations and warranties contained in Sections 3,4 and 5 hereof shall be true as of and at the effective date of the Merger, and each party shall have performed all obligations required hereby to be performed by it prior to the effective date of the Merger.

      8.2 Bank Shareholder Approval. The shareholders of the Bank shall have duly approved this Agreement and the Plan of Merger in accordance with applicable laws.

      8.3 Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of this Agreement and Plan of Merger, shall have granted any necessary consent or approval.

      8.4 Litigation. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Merger, this Agreement or the Plan of Merger or otherwise claiming that such consummation is improper.

      8.5 Tax Opinion. An opinion shall have been obtained from the Bank's legal counsel that the conversion of the Bank's Stock into the Holding Company's Stock will be tax free for federal income tax purposes.

SECTION 9. TERMINATION, WAIVER AND AMENDMENT

      9.1 Circumstances of Termination. Anything herein or else where to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective date of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

            (a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank and the Holding Company evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

            (b) by the Board of Directors of the Bank if in its sole judgment the Merger would be inadvisable because of the number of shareholders of the Bank who perfect dissenters' rights in accordance with applicable law and the Plan of Merger, or if, in the sole judgment of such Board, the Merger would not be in the best interest of the Bank or its employees, depositors or shareholders for any reason whatsoever.

      9.2 Effect of Termination. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 10 hereof.

      9.3 Waiver. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

      9.4 Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Interim Bank, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto; provided, however, that Section 1.2 of this Agreement and
Section 2 of the Plan of Merger may not be amended after the meeting of the Bank's shareholders referred to in Section 7.1 hereof except by the vote of the Bank shareholders required for the approval of the Merger by such shareholders.

SECTION 10. EXPENSES

      10.1 General. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger, whether or not the transactions contemplated herein are effected.

      10.2 Special Dividend. Upon the effective date of the Merger, the surviving bank shall pay a special dividend to the Holding Company in an amount equal to the sum of:

            (a) the expenses of the Holding Company in connection with the transactions contemplated herein, if any;

            (b) the subscription price of $1.00 per share for the one share of Common Stock, par value $1.00 per share, of the Holding Company issued to its incorporator (the Holding Company shall repurchase said share on the effective date of the Merger at the original issue price);

            (c) the principal amount of any loan that the Holding Company shall have obtained to purchase shares of Capital Stock of the Interim Bank as provided in Section 6.1 hereof; and

            (d) the amount of any interest incurred by the Holding Company on account of any loans obtained by it in order to purchase shares of Capital Stock of the Interim Bank as provided in Section 6.1 hereof.

SECTION 11. MISCELLANEOUS

      11.1 Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stock transfer orders to be entered with its transfer agent with respect to any such certificates.

      11.2 No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby.

      11.3 Right to Withhold Dividends. The Board of Directors of the Holding Company reserves the right to withhold dividends from any former shareholder of the Bank who fails to exchange certificates representing the shares of the Bank for certificates representing the shares of the Holding Company in accordance with Section 2 of the Plan of Merger.

      11.4 Entire Agreement. This Agreement (including the Plan of Merger attached as an exhibit hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      11.5 Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement or the Plan of Merger.

      11.6 Applicable Law. This Agreement and the Plan of Merger shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed exclusively within the Commonwealth of Pennsylvania, regardless of where they are executed.

      11.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above mentioned.

ATTEST:                                  PENNSYLVANIA COMMERCE BANCORP, INC.

                                         By: /s/ James T. Gibson
--------------------------                   -----------------------------------
                                                 James T. Gibson, President


                                         COMMERCE BANK/HARRISBURG, N.A.

                                         By: /s/ James T. Gibson
--------------------------                   -----------------------------------
                                                 James T. Gibson, President


                                         COMMERCE BANK/HARRISBURG INTERIM
                                         NATIONAL BANK

                                         By: /s/ James T. Gibson
--------------------------                   -----------------------------------
                                                  James T. Gibson, President

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                         COMMERCE BANK/HARRISBURG, N.A.
                                  WITH AND INTO
                 COMMERCE BANK/HARRISBURG INTERIM NATIONAL BANK,

            THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), made and entered into as of the 23rd day of April, 1999, by and among COMMERCE BANK/HARRISBURG, N.A. ("Commerce"), a national banking association, and COMMERCE BANK/HARRISBURG INTERIM NATIONAL BANK, a national banking association (the "Interim Bank").

            WHEREAS, Commerce, the Interim Bank and Pennsylvania Commerce Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation of the which the Interim Bank is a wholly owned subsidiary, have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides, among other things, for the execution of this Agreement and the merger of Commerce with and into the Interim Bank (the "Merger") in accordance with the terms and conditions set forth in this Agreement; and

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. The Merger. Subject to the terms and conditions of this Agreement and the Reorganization Agreement, and in accordance with the Act of November 7, 1918, as amended (12 USC 215a), Commerce shall be merged with and into the Interim Bank, which shall be the surviving bank.

      2. Articles of Incorporation and Bylaws. The Articles of Association and Bylaws of the Interim Bank, as in effect immediately prior to the Effective Date shall be the Articles of Association and Bylaws of the surviving bank.

      3. Name. The name of the surviving bank shall be "CommerceBank/Harrisburg, N.A."

      4. Effect of Merger. On the Effective Date, the surviving bank shall succeed, without further act or deed, to all of the property, rights, powers, duties and obligations of Commerce and the Interim Bank. Any claim existing or action pending by or against either bank may be prosecuted to judgment as if the Merger has not taken place, and the surviving bank may be substituted in its place.

      5. Continuation in Business. The surviving bank shall continue in business with the assets and liabilities of Commerce and the Interim Bank. The surviving bank shall be a national banking association organized and having perpetual existence under the National Bank Act. The branch offices of the surviving bank shall consist of Commerce's legally established branch offices.

      6. Board of Directors. The present board of directors of Commerce shall serve as the Board of Directors of the surviving bank until the next annual meeting of shareholders or until their successors have been elected and have qualified.

      7. Officers. The persons who are the executive or other officers of Commerce prior to the consummation of the Merger shall serve as the executive and other officers of the surviving bank from and after the Effective Date until the Board of Directors of the surviving bank determine otherwise.

      8. Employees. On the Effective Date, all persons who are employees of Commerce shall become employees of the surviving bank.

      9. Conversion of Shares. On the Effective Date of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

            (a) The shares of the Interim Bank common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Date, shall automatically be converted into and become that number of shares of common stock of the surviving bank, par value $1.00 per share, which is equal to (i) the number of shares of Commerce common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Date, less (ii) the number of shares of Commerce common stock with respect to which any shareholders of Commerce shall have duly asserted dissenters' rights in accordance with applicable law.

            (b) Each share of Commerce common stock, par value $1.00 per share, and preferred stock, par value $10.00 per share, issued and outstanding immediately prior to the Effective Date (except for shares owned by shareholders who have duly perfected dissenters' rights in accordance with applicable law) shall automatically be converted into and become one share of fully paid and nonassessable common stock of the Holding Company, par value $1.00 per share, and preferred stock, par value $10.00 per share, respectively. From and after the Effective Date, each certificate which, immediately prior to the Effective Date, represented shares of common or preferred stock of Commerce shall evidence ownership of shares of common or preferred stock of the Holding Company on the basis set forth herein.

            (c) Each share of Commerce common stock which, immediately prior to the Effective Date, was issued and held in the treasury of Commerce, if any, will be canceled and retired.

            (d) If and when the Holding Company determines, Commerce shall designate the Secretary or other officer of Commerce or the Holding Company to act as exchange agent to receive certificates representing Commerce common or preferred stock and to exchange those certificates for certificates of common or preferred stock of the Holding Company.

            (e) The exchange agent shall promptly mail to each Commerce shareholder of record (as of the date of the exchange) a letter of transmittal specifying the procedures and instructions for exchanging certificates representing shares of common or preferred stock of Commerce for shares of common or preferred stock of the Holding Company.

      10. Termination and Amendment. This Agreement shall be terminated and the Merger shall be abandoned in the event that prior to the Effective Date the Reorganization Agreement is terminated as provided therein.

      11. Shareholder Approval. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of Commerce owning at least two-thirds of its issued and outstanding common stock at its annual meeting. The Merger shall become effective on the date and at the time (the "Effective Date") specified in a merger approval to be issued by the Comptroller of the Currency.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                       COMMERCE BANK/HARRISBURG, N.A.

                                       By: /s/ James T. Gibson
--------------------------                 -------------------------------------
                                           James T. Gibson, President and CEO


                                       COMMERCE BANK/HARRISBURG
                                       INTERIM NATIONAL BANK

                                       By: /s/ James T. Gibson
--------------------------                 -------------------------------------
                                           James T. Gibson, President and CEO

               APPENDIX C - DISSENTING SHAREHOLDERS' RIGHTS UNDER
               12 UNITED STATES CODE SECTION 215a(b), (c) and (d)

(b) Dissenting shareholders

      If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

      The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

      If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of the subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                   APPENDIX D

                            ARTICLES OF INCORPORATION

                       PENNSYLVANIA COMMERCE BANCORP, INC.

1. The name of the Corporation is Pennsylvania Commerce Bancorp, Inc.

2. The location and post office address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 100 Senate Avenue, P.O. Box 8599, Camp Hill, Pennsylvania 17011.

3. The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, for the following purpose or purposes:

      To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

4. The term for which the Corporation is to exist is perpetual.

5. The aggregate number of shares which the Corporation shall have authority to issue is 11,000,000 shares, divided into two classes consisting of (a) 10,000,000 shares of Common Stock with a par value of $1.00 per share and (b) 1,000,000 shares of Preferred Stock with a par value of $10.00 per share, of which 40,000 shares shall be designated as Series A Non-cumulative Preferred Stock. The Series A Preferred Stock shall have the designations, preferences, privileges, limitations, restrictions and other rights and qualifications hereinafter described:

            (a) Designation and Number of Shares. The series of preferred stock shall be designated as "Series A Non-Cumulative Preferred Stock" (hereinafter called "Series A Preferred Stock") and shall consist of a total of 40,000 shares par value $10.00 per share.

            (b) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive preferential dividends in cash, when, as and if declared by the Board of Directors out of the funds of the Corporation legally available at the time for the payment of dividends, at a rate of $2.00 per share per annum, and no more, payable quarterly on the thirtieth (30th) day of January, April, July and October to holders of record of Series A Preferred Stock at the close of business on the last day of the preceding month, before any dividend or other distribution on (i) any equity securities ranking junior to the Series A Preferred Stock as to the payment of dividends or other distributions ("Junior Stock") and (ii) the Corporation's Common Stock ("Common Stock"); provided, however, that the Board of Directors may, at any time and from time to time, change the payment dates of the Series A Preferred Stock dividend to dates not more than fifteen (15) days before or after those set forth herein, in which event the first dividend payable after each such change in the payment date shall be adjusted accordingly on a daily basis from the dividend payment date last preceding such change. The Board of Directors shall fix the first dividend payment date of the Series A Preferred Stock.

            Dividends on each share of Series A Preferred Stock outstanding shall be non-cumulative, whether or not in any fiscal year there shall be any funds of the Corporation legally available for the payment of such dividends, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall not accumulate as against the holder(s) of the Common Stock or any Junior Stock, so that except as set forth in paragraphs (c) and (d) hereof no sums in any later years shall be paid to the holder(s) of the Series A Preferred Stock with respect to any prior year or years when dividends where not paid, and so that in no event shall the holder(s) of the Series A Preferred Stock receive dividends of more than $2.00 per share in any fiscal year.

            The date on which the Corporation shall initially issue a share of Series A Preferred Stock shall be deemed to be the "date of issuance" of such share regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates which may be issued to evidence such share.

            If, in any quarterly dividend period or periods, full dividends upon the outstanding Series A Preferred Stock at the dividend rate set forth herein shall not have been paid or set apart for payment, then, until such payment is made or set apart, (i) no dividends or other distributions shall be declared and paid or set apart for payment upon any equity securities of the Corporation other than securities which have a dividend payment preference superior to the Series A Preferred Stock; (ii) the Corporation and its subsidiaries, if any, shall be prohibited from repurchasing, redeeming or otherwise acquiring any of the Corporation's preferred stock ranking on a parity with the Series A Preferred Stock or any of the Common Stock or any Junior Stock; and (iii) the Corporation shall be prohibited from issuing any preferred stock which ranks superior to or on parity with the Series A Preferred Stock as to the payment of dividends and other distributions. If, at any time, the Corporation shall pay less than the total amount of dividends then payable on the then-outstanding Series A Preferred Stock and on any then-outstanding class or series of stock of the Corporation which ranks on a parity with the Series A Preferred Stock as to the payment of dividends and other distributions ("Parity Stock"), the aggregate payment to all holders of Series A Preferred Stock and to all holders of Parity Stock shall be distributed among all such holders so that an amount ratably in proportion to the respective annual dividend rates fixed thereon shall be paid with respect to each outstanding share of Series A Preferred Stock and Parity Stock.

            Holders of the Series A Preferred Stock shall not be entitled to participate in any dividends or other distributions (cash, stock or otherwise) declared or paid on or with respect to any Common Stock, Junior Stock or any other class of stock or equity security of the Corporation or any series of any such class.

            (c) Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after all creditors of the Corporation shall have been paid in full, the holders of the outstanding Series A Preferred Stock shall be entitled to receive an amount equal to the purchase price per share received by the Corporation plus an amount equal to the sum of (i) all unpaid dividends thereon which shall have been declared but not paid and (ii) all dividends which were not paid on the Series a Preferred Stock or will not be paid on the Series A Preferred Stock (whether or not there were any funds legally available for the payment of dividends at that time) to the date for the payment of such distribution amount (collectively the "Unpaid Dividends") together with interest on the Unpaid Dividends as set forth below before any distribution of assets shall be made to the holder(s) of any Common Stock or Junior Stock. The Unpaid Dividends shall bear interest at a rate per annum equal to 10% from the date any such Unpaid Dividends would have been paid in accordance with paragraph (b) hereof (whether or not there were any funds legally available for the payment of dividends at that time). If, upon any dissolution, liquidation or winding up of the Corporation, the net assets of the

Corporation shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and Parity Stock the full amounts to which they respectively shall be entitled, the holders of each such stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of such stock upon such distribution if all amounts payable on or with respect to all stock were paid in full.

            Neither consolidation or merger of the Corporation with any corporation, nor the sale of all or part of the Corporation's assets for cash, securities or other property, nor the purchase or redemption by the Corporation of any class of stock permitted by the Articles of Incorporation or any amendment thereof, shall be deemed a liquidation, dissolution or winding up of the Corporation. Holders of the Series A Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph (c). Nothing contained herein shall be deemed to prevent the redemption or purchase of the Series A Preferred Stock permitted by paragraph
(d) herein prior to liquidation, dissolution or winding up.

            (d) Redemption. The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation, in whole only and not in part, at any time, upon payment of the redemption price of $25.00 plus an amount equal to the sum of (i) all unpaid dividends thereon which shall have been declared but not paid and (ii) all dividends which were not paid on the Series A Preferred Stock or will not be paid on the Series A Preferred Stock (whether or not there were any funds legally available for the payment of dividends at that time) to the date to and including the date fixed for redemption (collectively the "Unpaid Dividends") together with interest on the Unpaid Dividends as set forth below. The Unpaid Dividends shall bear interest at a rate per annum equal to 10% from the date any such Unpaid Dividend would have been paid in accordance with paragraph (b) hereof (whether or not there were any funds legally available for the payment of dividends at that time) (all of the foregoing amounts being collectively hereinafter referred to as the "Redemption Price").

            Notice of the proposed redemption of Series A Preferred Stock shall be given by the Corporation by first class mail, postage prepaid, at least thirty (30) days and not more than sixty (60) days prior to the date fixed for such redemption, to the holders of record of all of the shares of Series A Preferred Stock at their respective addresses appearing on the books of the Corporation. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

            On and after the date fixed in the notice of redemption as the date of redemption (unless default shall be made by the Corporation in providing money for the payment of the aggregate Redemption Price), or if the Corporation shall so elect, on and after the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Stock so as to be and continue to be available therefor, with a bank or trust company (other than the Corporation or a subsidiary of the Corporation) doing business in the State of New Jersey or the Commonwealth of Pennsylvania, as "Paying Agent," money sufficient in amount to pay, at the office of the Paying Agent on the redemption date, the aggregate Redemption Price of the shares of Series A Preferred Stock (provided the notice of redemption shall state the name and address of the Paying Agent and the intention of the Corporation to deposit said money on or before the date of redemption with the Paying Agent), and, notwithstanding that any certificate for shares of Series A Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive from the Corporation or Paying Agent, as the case may be, the Redemption Price. At any time on or after the redemption date, or if the Corporation shall deposit the money for such redemption prior to the redemption date, then at any time on or after the date of deposit, the respective holders of record of the Series A Preferred Stock shall be entitled to receive the Redemption Price upon actual delivery to the Corporation or the Paying Agent, as the case may be, of certificates for the shares, such certificates, if required, to be duly endorsed in blank. Any money deposited with the Paying Agent which remains unclaimed by the holders of shares of Series A Preferred Stock at the end of five full calendar years after the redemption date shall be paid by the Paying Agent to the Corporation, and thereafter the holders of the shares of the Series A Preferred Stock shall look only to the Corporation for payment.

            (e) Voting Rights.

                  (i) Except as otherwise set forth in this Article and except in statutory proceedings in which, and then only to the extent to which, their vote is at the time required by law, the holders of shares of Series A Preferred Stock shall have no right to vote at, to participate in, or to receive any notice of any meeting of the shareholders of the Corporation. Except as otherwise set forth in this paragraph (e), on any matter on which the holders of Series A Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

                  (ii) If and whenever quarterly dividends on the Series A Preferred Stock shall not have been paid in full for four quarterly dividends (whether or not consecutive) or more, the holders of Series A Preferred Stock shall be entitled to notice of all meetings of the shareholders of the Corporation and to full voting rights (together with holders of Common Stock but not as separate class unless otherwise required by law) at all meetings and on all matters including, without limitation, the election of directors of the Corporation, and each share of Series A Preferred Stock shall be entitled to two votes. At such time as the dividend on the Series A Preferred Stock for the then current quarterly dividend period shall have been declared and paid or set apart for payment and the immediately preceding three quarterly dividends on the Series A Preferred Stock shall have been paid, all voting rights of the Series A Preferred Stock granted by this subparagraph (ii) shall terminate.

                  (iii) So long as any of the Series A Preferred Stock remains outstanding, the Corporation will not, either directly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least fifty percent (50%) in number of the shares of the Series A Preferred Stock then outstanding voting separately as a class:

                        (A) amend, alter or repeal any of the preferences, special rights or powers of the shares of Series A Preferred Stock or any of the provisions of the Articles of Incorporation so as to affect them adversely,

                        (B) authorize any reclassification of the Series A Preferred Stock, or

                        (C) issue any class or classes of the equity securities of the Corporation which have a dividend payment or liquidation payment preference equal or superior to the Series A Preferred Stock.

      Except as set forth above with respect to the Series A Preferred Stock, the Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features or other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding. Authorized but unissued shares of stock of the Corporation may be issued only if seventy-five (75%) percent of the entire Board of Directors consents to the issuance.

6. The name and post office address of each incorporator and the number and class of shares subscribed by each incorporator is:

       NAME              ADDRESS                      NO. AND CLASS OF SHARES
       ----              -------                      -----------------------

James T. Gibson          100 Senate Ave.              One Share of common stock
                         Camp Hill, PA 17001

7. Cumulative voting for the election of directors shall not be permitted.

8. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation may issue shares, option rights or securities having conversion or option rights with respect to shares and any other securities of any class without first offering them to shareholders of any class or classes.

9. To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such Bylaws as it may deem necessary or desirable for the Corporation, subject to the statutory power of the shareholders to change such action but only upon the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least eighty (80%) percent of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

10. A. The Board of Directors of the Corporation may, in its sole discretion, and it is hereby declared a proper corporate purpose for the Board of Directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the Corporation's securities; (b) merge or consolidate the Corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the Corporation; or
(d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the Corporation and may, but is not legally obligated to, consider any pertinent factors which may include but are not limited to any of the following:

            (1) Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the Corporation's securities and the historical and present operating results or financial condition of the Corporation.

            (2) Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the Corporation's continued existence as an independent corporation will affect the future value of the Corporation.

            (3) The impact the offer would have on the employees, depositors, clients and customers of the Corporation or its subsidiaries and the communities which they serve.

            (4) The present and historical financial position of the offeror, its reputation in the communities which it serves and the social and/or economic effect which the reputation and practices of the offeror or its management and affiliates would have upon the employees, depositors and customers of the Corporation and the community which the Corporation serves.

            (5) An analysis of the value of securities (if any) offered in exchange for the Corporation's securities.

            (6) Any anti-trust or other legal or regulatory issues raised by the offer.

      B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all government and regulatory authorities having jurisdiction over the offer; causing the Corporation to acquire its own securities; selling or otherwise issuing authorized but unissued securities or treasury stock and granting options with respect thereto; acquiring a company to create anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

11. No Corporate Action (as hereinafter defined) shall be authorized unless there are cast in favor of the Corporate Action at least eighty (80%) percent of the votes which all shareholders are entitled to cast thereon.

      However, if sixty-six and two-thirds (66 2/3%) percent of the entire Board of Directors of the Corporation recommends approval of the Corporate Action to the shareholders, that Corporate Action shall be authorized if there are cast in favor of the Corporate Action at least sixty-six and two-thirds (66 2/3%) percent of the votes which all shareholders are entitled to cast thereon.

      The term "Corporate Action" shall be deemed to include any and all of the following, if such action is to be effected by the vote of the shareholders or if approval of the shareholders is required under the Articles of Incorporation of the Corporation as then in effect or under the Business Corporation Law of 1988, as amended:

      (a) The amendment of Articles 5, 7, 8, 9, 10, 11, or 12 of these Articles of Incorporation;

      (b) The removal of one or more directors;

      (c) A Business Combination (as hereinafter defined).

      For the purposes of this Article 11, the following terms shall have the meaning set forth below:

      (a) "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation;

      (b) The term "all or substantially all of the assets" shall mean assets having a book value in excess of ten (10%) percent of the book value of the total consolidated assets of the Corporation at the end of its most recent fiscal year ending prior to the time the determination is made, all determined in accordance with generally accepted accounting principles.

      (c) The term "Business Combination" shall mean any and all of the following:

            (i) Any merger or consolidation of the Corporation with or into another corporation;

            (ii) Any merger or consolidation of a subsidiary of the Corporation with or into another corporation if (i) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary of the Corporation or (ii) the total number of common shares of the Corporation issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed fifteen (15%) percent of the common shares of the Corporation outstanding immediately prior to the date on which such transaction is consummated;

            (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Corporation;

            (iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary of the Corporation whose total assets exceed twenty (20%) percent of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation;

            (v) any sale of all or substantially all of the stock in a subsidiary whose total assets exceed twenty (20%) percent of the total assets of the Corporation as reflected on the-most recent consolidated balance sheet of the Corporation;

            (vi) any plan or proposal for the liquidation or dissolution of the Corporation or of any subsidiary of the Corporation whose total assets exceed twenty (20%) percent of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation;

            (vii) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any reorganization, merger or consolidation of the Corporation with any of its subsidiaries or any similar transaction; or

           (viii) the issuance in a single or one or more related transactions of voting shares of the Corporation sufficient to elect a majority of the directors of the Corporation.

12. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matter for which indemnification is permitted by applicable law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") provide that a business corporation may indemnify directors and officers against liability they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the Corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in the settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the Corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the Corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 12 of the Corporation's Articles of Incorporation and Article 20 of the Corporation's Bylaws provide indemnification of directors, officers and other agents of the Corporation and advancement of expenses to the extent otherwise permitted by the BCL.

Section 1746 of the BCL grants a corporation broad authority to indemnify is directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted wilful misconduct or recklessness. Article 12 of the Corporation's Articles of Incorporation provides that the Corporation indemnify any and all persons whom it shall have the power to indemnify for and against any and all expenses, liabilities or other matters for which indemnification is permitted by applicable laws.

Article 20 of the Corporation's Bylaws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by the Corporation's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

As authorized by Section 1747 of the BCL, the Corporation maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering The Corporation for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by The Corporation.

ITEM 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

(2) Agreement and Plan of Reorganization and Agreement and Plan of Merger, both dated April 23, 1999, among the Corporation, Commerce Bank/Harrisburg, N.A. and Commerce Bank/Harrisburg Interim National Bank, are Appendices A and B, respectively, to the Proxy
        Statement/Prospectus included in Part I of this Registration Statement.

(3)(a) Articles of Incorporation of the Corporation - included as Appendix D to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

(3)(b)  Bylaws of the Corporation

(5)     Opinion re Legality - Opinion of Mette, Evans & Woodside

(8)     Opinion re Tax Matters - Opinion of Mette, Evans & Woodside

(13) Commerce Bank/Harrisburg, N.A.'s Annual Report on Form 10-K SB for the year ended December 31, 1998 - Incorporated by reference in the Proxy Statement/ Prospectus included in Part I of this Registration Statement.

(23)(a) Consent of Mette, Evans & Woodside (included in its opinions filed as Exhibits (5) and (8))

(23)(b) Consent of Beard & Company

(24) Power of Attorney (included in "SIGNATURES" in Part II of this Registration Statement)

(99)(a) Form of Proxy - Commerce Bank/Harrisburg, N.A.

(b) Financial Statement Schedules.

      None.

(c) Opinions of Financial Advisors.

      None.

ITEM 22. Undertakings.

1. The undersigned Registrant hereby undertakes as follows:

(a) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement as permitted by Rule 430A and contained in the form of prospectus to be filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement at the time it was declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camp Hill, Pennsylvania, on May 14 , 1999.

                                           PENNSYLVANIA COMMERCE BANCORP, INC.

                                           By: /s/ James T. Gibson
                                               ---------------------------------
                                                        James T. Gibson
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints James T. Gibson and Gary L. Nalbandian, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

       Signature                  Title                                 Date
       ---------                  -----                                 ----

/s/ Gary L. Nalbandian          Director                           May 14, 1999
--------------------------------------------------------------------------------
Gary L. Nalbandian

/s/ Vernon W. Hill, II          Director                           May 14, 1999
--------------------------------------------------------------------------------
Vernon W. Hill, II

/s/ Douglas S. Gelder           Director                           May 14, 1999
--------------------------------------------------------------------------------
Douglas S. Gelder

/s/ Alan R. Hassman             Director                           May 14, 1999
--------------------------------------------------------------------------------
Alan R. Hassman

/s/ Howell C. Mette             Director                           May 14, 1999
--------------------------------------------------------------------------------
Howell C. Mette

/s/ Michael A. Serluco          Director                           May 14, 1999
--------------------------------------------------------------------------------
Michael A. Serluco

/s/ Samir J. Srouji             Director                           May 14, 1999
--------------------------------------------------------------------------------
Samir J. Srouji

                                President,
                                Chief Executive Officer and
/s/ James T. Gibson             Director                           May 14, 1999
--------------------------------------------------------------------------------
James T. Gibson

                                  EXHIBIT INDEX

Exhibit                           Exhibit Index

(2) Agreement and Plan of Reorganization and Agreement and Plan of Merger, both dated April 23, 1999, among the Corporation, Commerce Bank/Harrisburg, N.A. and Commerce Bank/Harrisburg Interim National Bank, are Appendices A and B, respectively, to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

(3)(a) Articles of Incorporation of the Corporation - included as Appendix D to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

(3)(b)    Bylaws of the Corporation

(5)       Opinion re Legality - Opinion of Mette, Evans & Woodside

(8)       Opinion re Tax Matters - Opinion of Mette, Evans & Woodside

(13) Commerce Bank/Harrisburg, N.A.'s Annual Report on Form 10-K SB for the year ended December 31, 1998 - Incorporated by reference in the Proxy Statement/ Prospectus included in Part I of this Registration Statement.

(23)(a) Consent of Mette, Evans & Woodside (included in its opinions filed as Exhibits (5) and (8))

(23)(b)   Consent of Beard & Company

(24) Power of Attorney (included in "SIGNATURES" in Part II of this Registration Statement)

(99)(a)   Form of Proxy - Commerce Bank/Harrisburg, N.A.